Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

between

H2O MIDSTREAM HOLDINGS, LLC,

as Seller,

and

DKL NEPTUNE RECYCLING, LLC,

as Buyer

Dated as of August 2, 2024

i

SCHEDULES

Schedule A	Net Working Capital
Schedule B	Sample Estimated Adjustment Statement Calculations

Buyer Disclosure Schedule

Seller Disclosure Schedule

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of the Amended and Restated Limited Partnership Agreement

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is entered into as of August 2, 2024 (the “Execution Date”), by and between H2O Midstream Holdings, LLC, a Delaware limited liability company (“Seller”), DKL Neptune Recycling, LLC, a Delaware limited liability company (“Buyer”), and Delek Logistics Partners, LP, a Delaware limited partnership, solely for purposes of Section 2.2, Section 2.3(c), Section 6.9(g) and Section 10.18 (“DKL”). Each of Seller, Buyer and DKL is, individually, a “Party,” and, collectively, they are the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller owns, directly or indirectly, all of the issued and outstanding Interests (defined below) of (i) H2O Midstream Intermediate, LLC, a Delaware limited liability company (“H2O Intermediate”), (ii) H2O Midstream Permian LLC, a Delaware limited liability company (“H2O Permian”), and (iii) H2O Midstream, LLC, a Texas limited liability company (“H2O Midstream” and, together with H2O Intermediate and H2O Permian, each a “Company” and collectively the “Company Group” and collectively, all such Interests of the Company Group, the “Company Group Interests”);

WHEREAS, concurrently with the execution of this Agreement, each of the Specified Parties has entered into and executed a restrictive covenant agreement effective as of, and contingent upon, the Closing;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Group Interests, on the terms and subject to conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means GAAP, applied consistently with the adjustments, principles and methodologies used in the Financial Statements.

“Action” means any suit, claim, demand, litigation, investigation, inquiry, arbitration, administrative hearing or other action or proceeding by or before any court or other Governmental Authority.

“Adjusted Working Capital” means an amount (which may be positive or negative), calculated as of the Adjustment Time (except as otherwise explicitly provided herein, without giving effect to the Closing) on the Closing Date in accordance with the Accounting Principles, and without duplication, equal to (a) the consolidated current assets of the Company Group that are included in the line item categories of current assets specifically identified on Schedule A (excluding any amounts included in the calculation of the Company Group Closing Cash Amount, Hydrocarbon Inventory Amount, Prepaid Capex Reimbursement Amount and the Hedge Adjustment Amount), minus (b) the consolidated current liabilities of the Company Group that are included in the line item categories of current liabilities specifically identified on Schedule A (excluding any amounts included in the calculation of the Company Group Indebtedness Amount, the Outstanding Seller Transaction Expenses and the Hedge Adjustment Amount). The determination of Adjusted Working Capital shall be made consistent with Section 6.9 and shall include all Tax assets and liabilities, other than deferred Tax assets and liabilities and Tax liabilities for which Buyer is responsible pursuant to Section 2.6.

“Adjustment Amount” means an amount (which may be positive or negative), calculated in accordance with the Accounting Principles, equal to, without duplication:

(a) the Adjusted Working Capital minus the Working Capital Target;

(b) plus the Company Group Closing Cash Amount;

(c) plus the Hydrocarbon Inventory Amount;

(d) plus the Prepaid Capex Reimbursement Amount;

(e) plus (if a positive amount) or minus (if a negative amount) the Hedge Adjustment Amount;

(f) minus the Company Group Indebtedness Amount;

(g) minus the Outstanding Seller Transaction Expenses; and

(h) minus any Cash distributed to Seller after the Adjustment Time but before the Closing actually occurs.

“Adjustment Time” means 12:01 a.m. prevailing Central Time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, provided, that, for purposes of Section 6.4, Section 6.5 and Section 6.8, Affiliates of Seller or the Company Group shall not at any time include any affiliated investment fund or other portfolio company (as such term is commonly understood in the private equity industry) of EIV Capital, LLC; provided, further, except with respect to Section 4.5, Section 5.4, Section 5.6, Section 5.8, Section 6.1(c), Section 6.3, Section 6.4, Section 6.5 (excluding Section 6.5(c)), Section 6.6, Section 6.7(b), Section 6.9(e), Section 6.11, Section 6.14, Section 6.15, Section 6.17(a), Section 8.2, Section 9.2, Section 10.1, Section 10.10, Section 10.13, and Section 10.17, Delek US Holdings, Inc. and its Subsidiaries (but excluding DKL and its Subsidiaries) shall not be deemed to be an Affiliate of Buyer or any of Buyer’s Subsidiaries.

“Affiliate Arrangement” has the meaning set forth in Section 4.25.

“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto (including the Disclosure Schedules), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“AICPA” has the meaning set forth in Section 4.6(a).

“Amended and Restated LPA” has the meaning set forth in Section 2.2(c).

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other Laws, including antitrust, competition and merger control Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Assignment Agreement” means that certain Assignment Agreement, by and between Seller and Buyer, in the form attached hereto as Exhibit A.

“Audited Financial Statements” has the meaning set forth in Section 4.6(a).

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Base Purchase Price” has the meaning set forth in Section 2.2(a).

“Benefit Plan” means any welfare plan (as defined in Section 3(1) of ERISA), pension plan (as defined in Section 3(2) of ERISA) or bonus, incentive, deferred compensation, equity or equity-based compensation, employment, consulting, severance, change in control, retention, termination or other compensation or benefit plan, program, policy, agreement or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company Group for the benefit of any Participant or to which a Company is a party or with respect to which a Company has any actual or contingent liability.

“Books and Records” means all books and records, instruments, documents, files and databases, including administrative records, minute books, membership interest certificates and books, membership interest transfer ledgers, Contracts, Permits, policy and claim files, sales records, files and records relating to tax and regulatory matters, correspondence with tax and regulatory authorities, underwriting records, records relating to customers, maps, surveys, reports, environmental studies, engineering documents, environmental assessments, wind data, solar data, interconnection data, accounting records and all other records, data and information (in whatever form maintained) in the possession or control of Seller or the Company Group relating to the Company Group’s Business.

“Business” means the entire existing business and operations carried on by the Company Group as of the Closing Date to the extent not prohibited by applicable Law.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in Houston, Texas are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller on the date hereof and attached hereto.

“Buyer Plan” has the meaning set forth in Section 6.11(d).

“Buyer Releasee” has the meaning set forth in Section 8.2.

“Buyer Releasor” has the meaning set forth in Section 8.2.

“Cash” means all cash and cash equivalents (including all restricted cash), including any checks received and not yet deposited and all security or rent or other similar deposits held for the account of any Company, but excluding any checks issued but not yet drawn and, for the avoidance of doubt, any Prepaid Capex Reimbursement Amount.

“Cash Consideration” has the meaning set forth in Section 2.2(c).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Adjustment Certificate” means a certificate signed by an officer of Buyer setting forth Buyer’s calculation of the Adjustment Amount and any asserted Excess Payment or Shortfall Payment, together with reasonable supporting calculations and documentation.

“Closing Date” means the date the Closing occurs pursuant to Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit Change Event” has the meaning set forth in Section 2.4.

“Common Units” means the common units representing limited partnership interests in DKL.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Group” has the meaning set forth in the recitals to this Agreement.

“Company Group Closing Cash Amount” means, without duplication, an amount equal to the aggregate amount of Cash at the Company Group as of the Adjustment Time (without giving effect to the Closing) on the Closing Date.

“Company Group Indebtedness Amount” means an amount equal to the aggregate amount of Indebtedness of the Company Group, calculated immediately prior to the Closing (without giving effect to the Closing) in accordance with the Accounting Principles.

“Company Group Interests” has the meaning set forth in the recitals to this Agreement.

“Company Policies” has the meaning set forth in Section 4.17.

“Competitive Business” has the meaning set forth in Section 6.8(a).

“Condemnation Value” has the meaning set forth in Section 6.17(a).

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of March 3, 2024, by and between Buyer and EIV Capital, LLC, as amended from time to time.

“Consents” means consents, approvals, clearances, waiting period expirations and terminations, exemptions, waivers, authorizations, filings, registrations and notifications.

“Continuing Employees” has the meaning set forth in Section 6.11(c).

“Contract” means any written agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking.

“Contracting Parties” has the meaning set forth in Section 10.11.

“Contribution” has the meaning set forth in Section 6.9(g).

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise.

“Convertible Preferred Units” means a new class of convertible preferred units representing limited partner interests of DKL, issued as part of the Base Purchase Price for the Company Group Interests.

“Covered Period” has the meaning set forth in Section 4.29.

“Covered Person” has the meaning set forth in Section 6.10(a).

“Credit Agreements” means that certain Credit Agreement, by and among Seller, as borrower, Cadence Bank, N.A., as administrative agent, and the lenders thereto, dated August 27, 2018, as amended by that certain First Amendment and Joinder thereto, by and among Seller, Cadence Bank, N.A., as administrative agent, and the other lenders thereto, dated August 16, 2019, that certain Second Amendment to the Credit Agreement, by and among Seller, Cadence Bank, N.A., as administrative agent, and the lenders thereto, dated as of May 19, 2022, that certain Third Amendment and Joinder to the Credit Agreement, by and among Seller, Cadence Bank, N.A., as administrative agent, and the lenders thereto, dated August 3, 2022 and that certain Fourth Amendment to the Credit Agreement, by and among Seller, Cadence Bank, N.A., as administrative agent, and the lenders thereto, dated April 28, 2023.

“Damages” means all losses, claims, damages, payments, costs and expenses (including costs and expenses of Actions), amounts paid in connection with any assessments, judgments or settlements relating thereto, and out-of-pocket expenses, reasonable attorneys’ fees and court costs and expenses reasonably incurred in defending against any such Actions.

“Deposit” has the meaning set forth in Section 2.2(a).

“Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.

“DKL” has the meaning set forth in the preamble to this Agreement.

“DKL Financial Statements” has the meaning set forth in Section 5.11.

“DKL SEC Documents” has the meaning set forth in Section 5.10(a).

“Environmental Law” means any and all applicable Laws pertaining to pollution or protection of the environment (including, without limitation, natural resources or any generation, use, storage, treatment, disposal or Release of Hazardous Materials into the indoor or outdoor environment) or human health and safety (to the extent relating to exposure to Hazardous Materials) in effect as of the date hereof.

“Environmental Permit” means any Permit issued pursuant to any Environmental Law.

“Escrow Account” has the meaning set forth in Section 2.2(a).

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means that certain Escrow Agreement by and among Seller, Buyer and the Escrow Agent, dated as of the Execution Date.

“Estimated Adjustment Amount” means the estimated Adjustment Amount set forth on the Estimated Adjustment Statement.

“Estimated Adjustment Statement” means a certificate signed by an officer of Seller setting forth Seller’s good faith estimate of the Adjustment Amount, together with reasonable supporting calculations and documentation. An illustrative example of the calculation of Estimated Adjustment Statement is set forth on Schedule B.

“Event of Loss” means a fire, explosion, hurricane, tornado, flood, tsunami, storm surge, natural disaster or other act of God or comparable event.

“Excess Payment” has the meaning set forth in Section 2.5(f)(i).

“Excess Payment Amount” has the meaning set forth in Section 2.5(f)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Items” means, in relation to the Company Group: (a) all documents and instruments of Seller that may be protected by an attorney-client privilege (other than title opinions); (b) all instruments of Indebtedness of Seller and its Affiliates, and all obligations and liabilities thereunder; and (c) data and records relating to the other Excluded Items.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Executive Separation Agreements” has the meaning set forth in Section 6.11(a).

“FERC” has the meaning set forth in Section 4.13.

“Final Adjustment Certificate” has the meaning set forth in Section 2.5(d).

“Final Purchase Price” means an amount equal to the Base Purchase Price plus the Adjustment Amount set forth on the Final Adjustment Certificate.

“Final Settlement Date” means the date on which the Closing Adjustment Certificate becomes final and binding on the Parties pursuant to Section 2.5(c).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Fraud” means a knowing misrepresentation of a material fact or concealment of a material fact by a Party with respect to any representations or warranty by the Party in Article III, Article IV or Article V of this Agreement (as modified by the Disclosure Schedules, as applicable) (but not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing), which is made or concealed with the intent of inducing another Party to take action or refrain from taking action, and upon which such other Party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governing Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or similar governing or organizational documents, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or similar governing or organizational documents and (d) with respect to any other entity, governing or organizational documents similar to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government or political subdivision thereof, court or tribunal of competent jurisdiction, administrative agency or commission, legislature or other governmental or regulatory authority, department, board, bureau, agency or instrumentality.

“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 10.18(a).

“H2O Intermediate” has the meaning set forth in the recitals to this Agreement.

“H2O Midstream” has the meaning set forth in the recitals to this Agreement.

“H2O Permian” has the meaning set forth in the recitals to this Agreement.

“Hazardous Materials” means any (a) chemical, material, substance or waste that is defined, listed, or regulated as hazardous, radioactive, toxic, a pollutant, a contaminant, or words of similar import or regulatory effect, or for which standards of conduct or liability may be imposed pursuant to Environmental Law, and (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substances (PFAS), petroleum or petroleum products, urea formaldehyde foam insulation, naturally occurring radioactive materials, or radon.

“Hedge Adjustment Amount” means the sum of the Mark-to-Market Values of all Hedge Contracts outstanding as of the Closing.

“Hedge Contract” means each Contract set forth on Section 1.1(a) of the Seller Disclosure Schedule.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbon Inventory Amount” means an amount equal to (a) the volume of skim oil (the “Oil”) owned by the Company Group as of the Closing Date (as measured by Seller immediately prior to the Closing), multiplied by (b) the “price” for such Oil as defined in that certain Crude Oil Contract by and between H2O Midstream and Gulf Coast Fuel Resources, LLC (EMID Reference # 2427).

“Identified Employees” has the meaning set forth in Section 6.11(b).

“Indebtedness” means (without duplication), and calculated in accordance with the Accounting Principles, the aggregate amount of the following obligations of a Person as of the date of determination: (a) any indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes, mortgages or other similar instruments, (c) any obligations in the nature of accrued fees, interest, premiums or penalties in respect of any of the foregoing described in clauses (a) and (b), (d) the net settlement amount of any swap, collar, cap or other Contracts the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates or currencies (which amount will reduce Indebtedness if in an asset position), (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities (other than trade payables) in each case solely to the extent drawn, funded or called immediately prior to the Closing, (f) any capital lease obligations classified as a liability on a balance sheet prepared in accordance with the Accounting Principles, (g) all indebtedness for borrowed money of any Person for which the Company Group has guaranteed payment, (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by a Company Group member (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such property) and (i) any guaranty of any of the foregoing. “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness at the Closing. For the avoidance of doubt, the Credit Agreements and all obligations thereunder shall constitute Indebtedness.

“Independent Accounting Firm” means Whitley Penn LLP; provided that, in the event that the designated Independent Accounting Firm refuses or is otherwise unable to accept the appointment provided for hereunder, Seller and Buyer shall jointly appoint a replacement independent, nationally-recognized accounting firm to serve in the capacity of the Independent Accounting Firm.

“Intellectual Property” means any of the following: (a) patents and patent applications; (b) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (c) registered and unregistered copyrights, and applications for registration of copyright; (d) internet domain names; (e) trade secrets, know-how and other rights in proprietary information; and (f) rights in computer software.

“Intercompany Payables” has the meaning set forth in Section 4.6(b).

“Interests” means, with respect to any Person (a) any common, preferred or other capital stock, limited liability company interest or membership interest, partnership interest or similar security or equity interests; (b) any warrants, options or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features (including any stock-appreciation rights, stock-based performance units, “phantom” stock rights, profits interests or similar rights); (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“Interim Period” has the meaning set forth in Section 6.1(a).

“IT Systems” has the meaning set forth in Section 4.24(b).

“Knowledge” means, with respect to Seller, the actual knowledge of any individual set forth on Section 1.1(b) of the Seller Disclosure Schedule after reasonable inquiry.

“Laws” means any and all applicable federal, state, provincial, municipal, local or similar United States or foreign laws, statutes, constitutions, rules, regulations, judgments, decrees, ordinances, and rulings (including without limitation applicable common law) of any Governmental Authority and all applicable Governmental Orders.

“Lien” means any mortgage, pledge, lien, charge or other security interest or similar encumbrance.

“Major Loss” has the meaning set forth in Section 6.17(b).

“Mark-to-Market Value” means the mark-to-market value of the relevant Hedge Contract to the Company that is party to such Hedge Contract (either positive or negative) as calculated by Seller in good faith as of the Adjustment Time. If the Company party to such Hedge Contract is “in the money” with respect to such Hedge Contract, the Mark-to-Market Value of that transaction will be a positive number.

“Material Adverse Effect” means: (a) with respect to the Company Group, any change, event, occurrence or development that (x) would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the performance by the Company Group of its obligations under, or the consummation of the transactions contemplated by, this Agreement or the other Transaction Documents or (y) had, has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that in the case of clause (y), none of the following (or the effect of any of the following), alone or in combination, shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect had or has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries or geographies in which the Company Group operates, whether international, national, regional, state, provincial or local, or the economy as a whole, (ii) any acts of war, terrorism, sabotage, the outbreak or escalation of hostilities, or changes in general regulatory or political conditions, geopolitical conditions or other force majeure events, (iii) effects of weather, seismic activity or other meteorological events or natural disasters, (iv) changes in Law, regulatory policy, accounting standards or principles (including GAAP) or the interpretation or enforcement thereof, (v) any change in interest rates or economic, political, business or financial market conditions generally (including any changes or adverse conditions in the financial, banking, securities, credit, or commodities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index), (vi) the announcement of this Agreement or the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding plans, proposals or projections with respect to the Company Group (including any impact on the relationship of a Company, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees, partners or others having relationships with a Company), (vii) labor strikes, requests for representation, organizing campaigns, work stoppages, slowdowns or other labor disputes, (viii) actions or omissions expressly required to be taken or not taken by a Company in accordance with this Agreement or any of the other Transaction Documents or consented to in writing by Buyer or any of its Affiliates, (ix) any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Affiliates, (x) failure by Seller or a Company to meet any projections or forecasts for any period occurring on or after the date hereof (it being understood and agreed that the exception in this clause (x) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, occurrences or developments giving rise to such failure should be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded by another clause of this definition), (xi) any acts or failures to act or requirements (including any actions taken by the Bureau of Land Management or similar Governmental Authority to suspend, delay or otherwise not issue or approve any permit or similar filing for drilling, completion, and/or any related activity or operation) of a Governmental Authority, (xii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole or (xiii) any acts of God, including any epidemic, pandemic or disease outbreak; (b) with respect to Buyer, any change, event, occurrence, circumstance or development that would reasonably be expected to prevent or materially delay the performance by Buyer or any of its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement or the other Transaction Documents to which Buyer is a party; and (c) with respect to Seller, any change, event, occurrence, circumstance or development that would reasonably be expected to prevent or materially delay the performance by Seller or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement or any other Transaction Documents to which Seller is a party; except in the cases of clauses (a)(i) through (v) and (a)(x) – (xii) only to the extent that such change, event, occurrence or development does not materially disproportionately impact the Company Group, taken as a whole, relative to other similarly situated industry participants.

“Material Contracts” means the following Contracts to which a Company is a party and which are in effect as of the Execution Date or are executed as of the Execution Date and will be in effect as of or after the Closing:

(a) each Contract for any water purchase and sale or gathering, transportation, connection, processing, treating, storage, or disposal services or similar Contract, in each case which provides or is expected to provide for future payments by or to a Company of more than $250,000 per annum or $1,500,000 in the aggregate over the term of such Contract;

(b) each Contract for the supply of goods or services by or to a Company that will not be terminated prior to the Closing, or that cannot be terminated on thirty (30) or fewer days’ notice, and that provides for future payments by or to a Company of more than $250,000 per annum or $1,500,000 in the aggregate over the term of such Contract;

(c) each Contract evidencing Indebtedness, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements or security agreements;

(d) each Contract involving obligations of, or payments to or from, a Company, individually or in the aggregate, in a twelve (12)-month period in excess of $250,000;

(e) each Contract involving a derivative or financial swap, exchange, commodity option or hedge, including the Hedge Contracts;

(f) each Contract with a Governmental Authority, other than any Rights-of- Way or Permits;

(g) each Contract with any Affiliate of Seller;

(h) each Contract that expressly limits in any material respect the freedom of any Company to compete in any line of business or in any geographic area or that expressly limits the Persons to whom a Company Group member may sell products or deliver services;

(i) each Contract that relates to the commitment or reservation of the future capacity of the material operating assets of any Company Group member (e.g., pipelines, storage facilities);

(j) each Contract that relates to the commitment of any Company Group member to purchase or sell volumes of fresh or produced water or that contains “take or pay” provisions;

(k) each Contract for the sale of any material assets of any Company Group member other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any material assets of any Company Group member, and each Contract that grants any right of first refusal with respect to any material assets of any Company Group member;

(l) each joint venture or similar Contract; or

(m) each Contract pursuant to which a Company, any Affiliate of such Company, or any third party has provided credit support with respect to the relevant Company.

“Non-Party Affiliate” has the meaning set forth in Section 10.11.

“Notice of Disagreement” has the meaning set forth in Section 2.5(c).

“Oil” has the meaning set forth in the definition of “Hydrocarbon Inventory Amount.”

“Outstanding Seller Transaction Expenses” means (without duplication of any amounts included in Company Group Indebtedness Amount or as a current liability in the Adjusted Working Capital), all fees, costs and expenses (to the extent unpaid as of the Closing and payable by a Company) incurred by or on behalf of the Company Group as a result of the negotiation, documentation and consummation of the transactions contemplated hereby, including (a) all of the out-of-pocket fees and expenses of Seller’s Counsel and (b) to the extent incurred in compliance with Section 6.1, (I) all transaction, retention, sale, change in control and similar bonuses for employees of the Company Group that become payable as a result of the Closing, including any payments related to any long term incentive plans and the Executive Separation Agreements, and (II) the Specified Severance Payments, together with, in the case of this clause (b) the employer portion of all employment and payroll Taxes payable thereon; provided that in no event shall Outstanding Seller Transaction Expenses include (i) payments made or required to be made pursuant to the Company Group’s ordinary course cash bonus plans, (ii) any payments made as a result of a termination of employment following the Closing, (iii) any expenses of, or expenses initiated at the express written request of, Buyer or any of its Affiliates or (iv) the Taxes and fees described in Section 2.6.

“Owned Intellectual Property” means all Intellectual Property owned by the Company Group and used in the business of the Company Group as currently conducted.

“Participant” means any current or former director, officer, employee or independent contractor of the Company Group.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Payoff Indebtedness” means the Indebtedness of the Company Group incurred pursuant to the Credit Agreements.

“Payoff Letters” has the meaning set forth in Section 2.3(b)(iii).

“PCAOB” has the meaning set forth in Section 4.6(a).

“Permits” means permits, licenses, franchises, registrations, variances, authorizations, consents and approvals obtained from any Governmental Authority, but does not include any notices of self-certifications required to be filed with any Governmental Authority.

“Permitted Encumbrances” means any and all: (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens that do not secure Indebtedness, including all statutory Liens, arising or incurred in the ordinary course of business, (b) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (c) pledges or deposits to secure public or statutory obligations, including operating and surety bonds and deposits, or appeal bonds, in each case arising or incurred in the ordinary course of business, (d) Liens that are discharged at or prior to the Closing; (e) easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the assets of a Company for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the date hereof and that do not materially detract from the value of the Company Group subject thereto or affected thereby (as operated as of the Closing Date); (f) licenses of Intellectual Property that do not materially impair the current use or value of the subject thereof; (g) zoning ordinances and similar encumbrances on title to real or personal property, in each case, promulgated by a Governmental Authority, that do not (in each case) materially detract from the value of or materially interfere with the current use, occupancy or value of the property subject thereto; (h) Liens, deeds of trust, mortgages, and similar instruments securing any Indebtedness of a Company that will be and actually are released at Closing (including, for the avoidance of doubt, under the Credit Agreements); (i) rights of any common owner of any interest in rights-of-way, easements or similar instruments currently held by a Company and such common owner as tenants in common or through common ownership so long as such rights do not, individually or in the aggregate, materially detract from the value or marketability of, or materially interfere with the present or intended use of the assets of the Company Group in the ordinary course of business; (j) any Liens, defects, irregularities or other matters that are expressly waived in writing by Buyer; and/or (k) Liens set forth on Section 1.1(c) of the Seller Disclosure Schedule.

“Permitted Liens” means with respect to the Company Group Interests, any Permitted Tax Liens and any Liens (a) created by Buyer or any of its Affiliates, (b) arising from restrictions under securities Laws or (c) contained in the Governing Documents provided to Buyer prior to the Execution Date of any Company.

“Permitted Tax Liens” means Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings or otherwise described in the Seller Disclosure Schedule, and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority.

“Phase I” has the meaning set forth in Section 6.3(b).

“Phase II” has the meaning set forth in Section 6.3(b).

“Pre-Closing Tax Period” means a taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date. For the avoidance of doubt, the taxable period for purposes of the Texas franchise Tax shall mean the accounting period with respect to which the tax is computed and not, if different, the privilege period with respect to which payment of the tax confers the right to do business.

“Preliminary Purchase Price” means the Base Purchase Price, plus the Estimated Adjustment Amount set forth on the Estimated Adjustment Statement. For the avoidance of doubt, to the extent the Estimated Adjustment Amount is a negative amount, the Preliminary Purchase Price shall be an amount equal to the Base Purchase Price reduced by the negative Estimated Adjustment Amount.

“Prepaid Capex Reimbursement Amount” means the amount of capital expenditures paid or accrued by the Company Group prior to the Closing for which the Company Group is entitled to reimbursement or capital recovery that has not been received by the Company Group as of the Closing, to the extent set forth on Section 1.1(d) of the Seller Disclosure Schedule.

“Properties” means the Real Property, Contracts, Hedge Contracts, Books and Records and other assets, properties, equipment, other personal property and rights held by the Company Group (but excluding the Excluded Items).

“Real Property” means all real property used or held for use by the Company Group (including real property owned in fee, easement or leasehold interests, and any and all improvements located thereon and fixtures attached thereto) in connection with the ownership and operation of the Business, including the Rights-of-Way.

“Registered Intellectual Property” means all issued patents, patent applications, trademark registrations, trademark applications, copyright registrations, copyright applications, and domain names owned by and used in the business of the Company Group as currently conducted.

“Registration Rights Agreement” means that certain Registration Rights Agreement, by and between Seller and Buyer, in the form attached hereto as Exhibit B.

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Remedy Action” has the meaning set forth in Section 6.5(c).

“Removal Deadline” has the meaning set forth in Section 6.15.

“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, general and limited partners, attorneys, consultants, advisors, members or other Persons acting on behalf of such Person.

“Resigning Employees” has the meaning set forth in Section 6.11(a).

“Restoration Costs” has the meaning set forth in Section 6.17(a).

“Restricted Person” has the meaning set forth in Section 6.8(c).

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Rights-of-Way” has the meaning set forth in Section 4.12.

“RWI Insurer” means QBE Specialty Insurance Company and any issuers of excess policies related to the RWI Policy.

“RWI Policy” means that certain representations and warranties insurance policy, policy number 140001852 and any related excess policies, provided to Seller in final form prior to the execution of this Agreement and issued in connection with the transactions contemplated hereby.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Offering” means a public offering of Common Units by DKL made pursuant to an effective registration statement and in accordance with the requirements of the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Credit Support Obligations” has the meaning set forth in Section 6.12.

“Seller Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by Seller to Buyer on the date hereof and attached hereto.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.6, Section 3.7, Section 4.1, Section 4.2, Section 4.3, and Section 4.22.

“Seller Marks” means the name “H2O” and any variation thereof and any current logo of Seller or any of its Affiliates.

“Seller’s Counsel” has the meaning set forth in Section 10.13(a).

“Services Agreement” means that certain Services Agreement by and between Seller and H2O Midstream, dated as of September 1, 2016.

“Shortfall Payment” has the meaning set forth in Section 2.5(f)(i).

“Shortfall Payment Amount” has the meaning set forth in Section 2.5(f)(i).

“Specified Continuing Employees” has the meaning set forth in Section 6.11(b).

“Specified Parties” means Gauri Potdar, James Summers and Darrell Bull.

“Specified Severance Payments” has the meaning set forth in Section 6.11(b).

“Stock Consideration” has the meaning set forth in Section 2.2(c).

“Stock Consideration Value” means an amount equal to $70,000,000.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

“Taking” has the meaning set forth in Section 6.17.

“Tax” means (a) any federal, state, local, or foreign tax, charge, duty, fee, levy, unclaimed property or escheat obligations, or other assessment in the nature of (or imposed in lieu of) a tax, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not, and (b) any liabilities in respect of any item described in clause (a) by reason of being a member of an affiliated, aggregate, consolidated, combined, unitary or similar group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state or local Laws), transferee or successor liability, assumption, Contract or other agreement or arrangement, operation of Law or otherwise.

“Tax Proceeding” has the meaning set forth in Section 6.9(f).

“Tax Return” means any return, declaration, report, rendition, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.

“Taxable Sale” has the meaning set forth in Section 6.9(g).

“Terminated Employees” has the meaning set forth in Section 6.11(b).

“Termination Date” has the meaning set forth in Section 9.1(b).

“Transaction Documents” means this Agreement, the Confidentiality Agreement and all other documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.

“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges, including all applicable Real Property transfer or gains Taxes.

“Transition Services Agreement” means that certain Transition Services Agreement, to be mutually agreed by and between Seller and Buyer and executed as of Closing.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unaudited Financial Statements” has the meaning set forth in Section 4.6(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Target” means $4,800,000.

Section 1.2 Terms Generally.

(a) The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

(e) The word “or” has the inclusive meaning represented by the phrase “and/or.”

(f) Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(g) Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

(h) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.

(i) Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.

(j) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(k) All monetary figures shall be in United States dollars unless otherwise specified.

(l) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(m) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(n) The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean, with respect to any statement in Article III, Article IV or the certificate delivered by Seller pursuant to Section 7.3(d) to the effect that any information, document or other material has been “delivered,” “provided to,” “made available to” or “furnished to” Buyer, that such information, document or material was made available for review by Buyer or any of its Representatives as of August 1, 2024 at 8:00 a.m. prevailing Central Time in the virtual data room set up by Seller in connection with this Agreement on or prior to the date hereof.

ARTICLE II.

PURCHASE AND SALE OF THE COMPANY GROUP INTERESTS

Section 2.1 Purchase and Sale of the Company Group Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, convey, deliver and transfer to Buyer, all of the Company Group Interests, and Buyer shall purchase and acquire from Seller, the Company Group Interests, free and clear of all Liens (other than Permitted Liens).

Section 2.2 Consideration; Deposit.

(a) The aggregate consideration for the Company Group Interests is $230,000,000 (the “Base Purchase Price”), as adjusted in accordance with Section 2.5. Immediately prior to or concurrently with the Parties’ execution and delivery of this Agreement on the date hereof, Buyer shall deliver to the Escrow Agent, a cash deposit equal to ten percent (10%) of the Base Purchase Price (the “Deposit”) by wire transfer of immediately available funds to an interest-bearing escrow account designated in writing by the Escrow Agent (the “Escrow Account”). The Deposit shall bear interest and shall be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The Deposit is nonrefundable, except as otherwise expressly set forth in Section 9.2.

(b) At the Closing, in consideration for the sale and transfer of the Company Group Interests by Seller to Buyer:

(i) Buyer or DKL, as applicable, shall pay or cause to be paid the Preliminary Purchase Price as follows:

(A) by Buyer, in immediately available funds by wire transfer (I) the Cash Consideration less the Deposit, together with any accrued interest thereon, to an account or accounts that have been designated by Seller to Buyer in writing prior to the Closing, (II) each Outstanding Seller Transaction Expense to the account or accounts and in the amount as has been designated in the Estimated Adjustment Statement, and (III) the amount set forth in each Payoff Letter to the account or accounts designated in such Payoff Letter; and

(B) by DKL, by issuance to Seller the Stock Consideration, as applicable, subject to the Registration Rights Agreement.

(ii) Buyer shall deliver a joint written instruction to the Escrow Agent to deliver the Deposit, together with any accrued interest thereon, to Seller pursuant to Section 2.3(b)(v) and Section 2.3(c)(i).

(c) The number of Convertible Preferred Units to be issued as part of the Preliminary Purchase Price (the “Stock Consideration”) shall be 70,000 units, which is equivalent to the quotient of (i) the Stock Consideration Value divided by (ii) $1,000. The terms of the Convertible Preferred Units shall be specifically and fully set forth in the Third Amended and Restated Agreement of Limited Partnership of DKL, the terms of which is attached hereto as Exhibit C (the “Amended and Restated LPA”). The portion of the Preliminary Purchase Price to be delivered by Buyer in Cash (the “Cash Consideration”) shall be an amount equal to the difference in (A) the Preliminary Purchase Price minus (B) the Stock Consideration Value. Notwithstanding anything in this Section 2.2(c) to the contrary, to the extent DKL registers a Securities Offering during the Interim Period, the entirety of the Preliminary Purchase Price shall be delivered by Buyer in Cash.

Section 2.3 Closing.

(a) Subject to the satisfaction or, when permissible, waiver in writing of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 (or remotely via the electronic exchange of closing deliveries), commencing at 10:00 a.m. prevailing Central Time, on (i) on the day that is five (5) Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date but subject to the satisfaction or, when permissible, waiver in writing of such conditions) is satisfied or, when permissible, waived in writing, or (ii) on such other date or at such other time or place as the Parties may mutually agree upon in writing. The Closing shall be effective for all purposes at 12:01 a.m. prevailing Central Time on the Closing Date.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) evidence of resignations or removals, effective as of the Closing, of each of the directors, managers and officers of each Company appointed or designated to such positions by Seller with respect to whom Buyer has delivered written notice requesting resignation or removal at least ten (10) Business Days prior to the Closing;

(ii) a duly executed Internal Revenue Service Form W-9; provided that Buyer’s sole right or remedy if Seller fails to provide such Internal Revenue Service Form W-9 shall be to make any withholding required under Section 1445 of the Code;

(iii) duly executed payoff letters (the “Payoff Letters”) and duly executed guarantee and lien release documents, as applicable, providing for the satisfaction and discharge of all obligations in respect of the Payoff Indebtedness, effective upon the payment of the amounts set forth in such Payoff Letters at the Closing in accordance with Section 2.2(a):

(iv) a counterpart of the Transition Services Agreement duly executed by Seller;

(v) a counterpart to the joint instruction to the Escrow Agent, in a form as reasonably agreed upon by the Parties, instructing the Escrow Agent to deliver the Deposit to Seller;

(vi) a counterpart to the Assignment Agreement duly executed by Seller;

(vii) to the extent DKL issues Stock Consideration to Seller pursuant to Section 2.2(c), a counterpart to the Registration Rights Agreement duly executed by Seller;

(viii) short form certificates dated within ten (10) days of the Closing Date as to the good standing of each Company issued by the Secretary of State of the State of Delaware;

(ix) a certificate, dated as of the Closing Date, signed by the secretary or any other responsible officer of Seller and attaching and certifying as being true and correct and then in full force and effect resolutions of Seller authorizing the execution of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated by this Agreement;

(x) the certificate referred to in Section 7.3(d);

(xi) evidence, effective as of the Closing, that (i) all UCC filings in favor of secured parties in connection with any Indebtedness and (ii) all Liens in favor of such secured parties in respect of any assets of the Company Group have been terminated and released; and

(xii) any other documents and instruments reasonably requested by Buyer from Seller in connection with the consummation of the transactions contemplated by this Agreement.

(c) At the Closing, Buyer and/or DKL, as applicable, shall deliver, or cause to be delivered, to Seller:

(i) by Buyer, a counterpart to the joint instruction to the Escrow Agent, in a form as reasonably agreed upon by the Parties, instructing the Escrow Agent to deliver the Deposit to Seller;

(ii) by Buyer, a counterpart of the Transition Services Agreement duly executed by Buyer;

(iii) by Buyer, a counterpart to the Assignment Agreement duly executed by Buyer;

(iv) to the extent DKL issues Stock Consideration to Seller pursuant to Section 2.2(c), by DKL, a counterpart to the Registration Rights Agreement duly executed by DKL;

(v) to the extent DKL issues Stock Consideration to Seller pursuant to Section 2.2(c), by Buyer, and/or DKL, evidence of the recording of such issuance in book entry form pursuant to Section 4.1 of the Amended and Restated LPA;

(vi) by Buyer, the certificate referred to in Section 7.2(d);

(vii) by Buyer, a certificate, dated as of the Closing Date, signed by the secretary or any other responsible officer of Buyer and attaching and certifying as being true and correct and then in full force and effect resolutions of Buyer authorizing the execution of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated by this Agreement;

(viii) by DKL, the Amended and Restated LPA, duly executed by DKL; and

(ix) by Buyer and/or DKL, any other documents and instruments reasonably requested by Seller from Buyer in connection with the consummation of the transactions contemplated by this Agreement.

Section 2.4 Conversion Price Adjustment. If, at any time on or after the Execution Date and prior to the Closing Date, an event occurs that would result in an adjustment to the Conversion Price (as defined in the Amended and Restated LPA) pursuant to Section 5.11(b)(iii)(E) of the Amended and Restated LPA or a (a) merger, consolidation, combination or other similar transaction involving DKL, (b) recapitalization, reclassification or change of the Common Units other than changes solely resulting from a subdivision or combination of the Common Units or (c) sale, lease or other transfer of all or substantially all of the assets of the DKL and its Subsidiaries, taken as a whole, to any Person, which, in each case, is consummated and results in the Common Units being converted into, exchanged for, or representing solely the right to receive, other securities, cash or other property, or any combination of the foregoing (a “Common Unit Change Event”), then the Conversion Price or the consideration to be paid or delivered to settle the conversion of a Convertible Preferred Unit in connection with a Common Unit Change Event will be adjusted as if the Convertible Preferred Units had been issued on the Execution Date. Any adjustments made pursuant to this Section 2.4 shall become effective upon the issuance of the Convertible Preferred Units taking into account the event(s) specified in this provision on a cumulative basis.

Section 2.5 Purchase Price Adjustments.

(a) Estimated Adjustment Certificate. Seller shall deliver the Estimated Adjustment Statement to Buyer no later than five (5) Business Days prior to the Closing Date for Buyer’s review and comment. Seller shall take into consideration such Buyer comments provided in good faith and on a timely basis with respect to the Estimated Adjustment Statement.

(b) Closing Adjustment Certificate. As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller the Closing Adjustment Certificate. Buyer and Seller shall assist and provide to each other and their representatives, as applicable, such data, information and access to employees and advisors as the other Party may reasonably request in connection with the preparation and review of the Closing Adjustment Certificate.

(c) Notice of Disagreement. The Closing Adjustment Certificate shall become final and binding upon the Parties on the date that is ninety (90) days after receipt of the Closing Adjustment Certificate by Seller, unless Seller gives written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If a Notice of Disagreement is received by Buyer, then the Closing Adjustment Certificate (as revised in accordance with Section 2.5(d), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate and (ii) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.

(d) Final Adjustment Certificate. During the first twenty (20) days after the date upon which Buyer receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement with respect to all matters specified in the Notice of Disagreement, the matters that remain in dispute may as promptly as reasonably possible, but in no event later than thirty (30) days after the end of such twenty (20)-day period, thereafter be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution; provided, however, that any materials so provided to the Independent Accounting Firm shall also simultaneously be made available to the other disputing Party. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable, and shall be conducted on a confidential basis. Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.5, and the Final Adjustment Certificate reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an independent accounting firm and not as an expert, (ii) address only those items in dispute and all determinations shall be based solely on the written presentations of Seller and Buyer and their respective Representatives, and not by independent review, and (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties. Judgement may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.5(b), as subsequently adjusted, if applicable, pursuant to this Section 2.5(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm.

(e) The costs and expenses of the Independent Accounting Firm in connection with resolving such disputed matters pursuant to Section 2.5(d) shall be borne by Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer claims the Adjustment Amount is one thousand dollars ($1,000) less than the amount determined by Seller, and Seller contests only five hundred dollars ($500) of the amount claimed by Buyer, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Buyer three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Independent Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller and forty percent (40%) (i.e., 200 ÷ 500) to Buyer. Prior to the Independent Accounting Firm’s determination of disputed matters pursuant to Section 2.5(d), (i) Buyer, on the one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Independent Accounting Firm and (ii) during the engagement of the Independent Accounting Firm, the Independent Accounting Firm will bill fifty percent (50%) of the total charges to each of Buyer, on the one hand, and Seller, on the other hand.

(f) Final Settlement and Adjustment to Purchase Price; Payment.

(i) If the Preliminary Purchase Price is greater than the Final Purchase Price, then Seller shall owe Buyer a shortfall payment in an amount equal to the difference between the Preliminary Purchase Price minus the Final Purchase Price (such payment, a “Shortfall Payment”, and such amount owed, the “Shortfall Payment Amount”). If the Final Purchase Price is greater than the Preliminary Purchase Price, then Buyer shall owe an excess payment in an amount equal to the difference between the Final Purchase Price minus the Preliminary Purchase Price (such payment, an “Excess Payment”, and such amount owed, the “Excess Payment Amount”).

(ii) Any Shortfall Payment or Excess Payment, as applicable, shall be paid as follows:

(A) in the event an Excess Payment is owed, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, Buyer shall pay or cause to be paid in immediately available funds by wire transfer to Seller an amount in cash equal to the Excess Payment Amount; or

(B) in the event a Shortfall Payment is owed, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, Seller shall pay or cause to be paid in immediately available funds by wire transfer to Buyer an amount in cash equal to the Shortfall Payment Amount.

Section 2.6 Transfer Taxes. Notwithstanding anything herein to the contrary, any and all Transfer Taxes imposed as a result of the transactions contemplated by this Agreement shall be paid by and shall be the responsibility of Buyer (and no such Transfer Taxes shall be included as a liability in the determination of the Preliminary Purchase Price or the Final Purchase Price). The Parties anticipate that no Transfer Taxes will be due in connection with the transactions contemplated by this Agreement, and as such, Seller shall collect no Transfer Taxes from Buyer in connection with the Closing. To the extent any such Transfer Taxes are paid or payable by Seller, Buyer shall promptly reimburse Seller for such Transfer Taxes, upon Buyer’s receipt of reasonably satisfactory evidence of the amount of such Transfer Taxes. The Parties will reasonably cooperate in the preparation and filing of any Tax Returns or other documentation in connection with any Transfer Taxes subject to this Section 2.6, including joining in the execution of any such Tax Returns and other documentation to the extent required by Law.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the portion of the Seller Disclosure Schedule corresponding to the specific representation or warranty below, Seller represents and warrants to Buyer as of the Execution Date and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date) as follows:

Section 3.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and Seller has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

Section 3.2 Authorization. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been, and the other Transaction Documents to which it is or will at the Closing be a party will at the Closing be, duly executed and delivered by Seller and constitutes, or will at the Closing constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

Section 3.3 Noncontravention. Neither the execution and delivery by Seller of this Agreement nor the other Transaction Documents to which it is or will at the Closing be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby (a) violates or conflicts with any provision of the Governing Documents of Seller, (b) assuming (i) receipt of the Consents specified in Section 4.5 or Section 5.4 (or on such Sections of the Disclosure Schedules) and (ii) compliance with any applicable requirements of the HSR Act, to the Knowledge of Seller, violates any Law to which Seller is subject, except for such violations as would not reasonably be expected to be material to the Company Group, when taken as a whole, (c) violates, results in a breach of or requires consent or notice under any Material Contract to which Seller is a party, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any such Material Contract, or (d) results in the imposition or creation of any Lien (other than Permitted Liens) on the Company Group Interests.

Section 3.4 Ownership. Seller directly or indirectly owns one hundred percent (100%) of the issued and outstanding Interests of the Company Group, free and clear of all Liens, other than Permitted Liens. Seller is not a party to (a) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any of the Company Group Interests or (b) any voting trust, proxy, or other Contract with respect to the voting of the Company Group Interests.

Section 3.5 Business of Seller. Seller (a) was formed solely for the purpose of owning (directly or indirectly, as applicable) the Company Group Interests and has not engaged in any business activities or conducted any operations other than in connection with or related to such ownership, and (b) has no, and at all times prior to the Closing will have no other assets, liabilities or obligations of any kind or nature whatsoever, other than liabilities and obligations in respect of the Credit Agreements (including, for the avoidance of doubt, any hedging transactions relating to any risks or exposures thereunder).

Section 3.6 Brokers’ Fees. Seller has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is or will at the Closing be a party or the consummation of the transactions contemplated hereby or thereby.

Section 3.7 Solvency. The Company has not filed any voluntary petition in bankruptcy, or been adjudicated as bankrupt or insolvent, or filed any petition or answer, or been the subject of a petition or notice, seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its respective properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Seller seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency or other debtor relief law, and no other liquidator has been appointed for Seller or of all or any substantial part of its properties. Seller does not have any plan or intention of, or has not received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. Seller is, and immediately prior to the Closing Date will be, solvent.

Section 3.8 Litigation. Except as set forth on Section 3.8 of the Seller Disclosure Schedule, in each case, there are no and there have not been, any Actions pending or threatened in writing in law or in equity or before any Governmental Authority or arbitral panel against or involving Seller or its Affiliates or of which Seller or its Affiliates is a party or has an interest, in each case, relating it its ownership of the Company Group. Neither Seller or its Affiliates is subject or bound by any outstanding orders relating to its ownership of the Company Group.

Section 3.9 Securities Law Compliance. Seller is an “accredited investor,” as defined in Regulation D under the Securities Act. To the extent DKL issues Stock Consideration to Seller pursuant to Section 2.2(c), Seller (i) is acquiring the Convertible Preferred Units for its own account and not with a view to distribution, (ii) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Convertible Preferred Units and is able, financially, to bear the risks thereof and (iii) understands that the Convertible Preferred Units (A) are not transferable except to an Affiliate of Seller as provided in the Amended and Restated LPA and (B) will, upon issuance, along with any Common Units issued upon conversion of the Convertible Preferred Units, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations none of the Convertible Preferred Units and Common Units issued upon conversion thereof may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an applicable exemption from registration under such Laws.

Section 3.10 No Additional Representations and Warranties. Except for the express representations and warranties provided in this Article III or the certificate delivered by Seller pursuant to Section 7.3(d), neither Seller nor any of its Affiliates (including the Company Group), nor any of its or their respective directors, officers, employees, equityholders, partners, members or other Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Seller to Buyer or any of its Affiliates or its or their respective directors, officers, employees, equityholders, partners, members or other Representatives, and Seller, on behalf of itself and its Affiliates (including the Company Group), hereby disclaims any such other representations or warranties and all liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or Representatives, including omissions therefrom, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or its or their respective directors, officers, employees, equityholders, partners, members or other Representatives other than the express representations and warranties provided in this Article III or the certificate delivered by Seller pursuant to Section 7.3(d).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Except as set forth in the portion of the Seller Disclosure Schedule corresponding to the specific representation or warranty below, Seller represents and warrants to Buyer as of the Execution Date and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date) as follows:

Section 4.1 Organization.

(a) Each Company (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its assets where such assets are now owned, leased or operated.

(b) Each Company is duly qualified or licensed to do business and (where applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not, individually or in the aggregate, be material to the Company Group.

Section 4.2 Noncontravention. Except as set forth on Section 4.2 of the Seller Disclosure Schedule, neither the execution and delivery by Seller of this Agreement nor the other Transaction Documents to which it is or will at the Closing be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby (a) violates or conflicts with any provision of the applicable Governing Documents of each Company, (b) assuming receipt of the Consents of Governmental Authorities described in Section 4.5 or Section 5.4 (or on such Sections of the Disclosure Schedules), materially violates, results in a breach of or requires consent or notice under any Material Contract to which any Company is a party, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any such Material Contract, (c) assuming receipt of the Consents of Governmental Authorities described in Section 4.5 or Section 5.4 (or on such Sections of the Disclosure Schedules), violates any Law to which the Company Group is subject or (d) results in the imposition or creation of any Lien (other than Permitted Liens) on the Company Group Interests.

Section 4.3 Capitalization.

(a) Section 4.3 of the Seller Disclosure Schedule sets forth as of the date hereof, with respect to each Company, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) all of the Interests issued by each Company and the holder(s) thereof. Prior to the Closing, the Company Group Interests will be owned beneficially and of record by Seller. No Company has any subsidiaries or owns any Interests in any other Person other than its direct and indirect ownership in the members of the Company Group.

(b) Except as provided in the Governing Documents of Seller and each Company:

(i) neither Seller nor any Company is a party to any Rights or Contracts that would require Seller to sell, transfer or otherwise dispose of any Interests of the Company Group;

(ii) neither Seller nor any Company is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Interests of the Company Group;

(iii) neither Seller nor any Company has any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no contractual restrictions of any kind which prevent the payment of the foregoing by Seller or any Company; and

(iv) no Company has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by statute, Governing Document or Contract in connection with the offer, sale, issuance or allotment of any of its Interests.

Section 4.4 Bankruptcy3.1 . No Company has filed any voluntary petition in bankruptcy, or been adjudicated as bankrupt or insolvent, or filed any petition or answer, or been the subject of a petition or notice, seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its respective properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against any Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency or other debtor relief law, and no other liquidator has been appointed for any Company or of all or any substantial part of its properties. No Company has any plan or intention of, or has received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. Each Company is, and immediately prior to the Closing Date will be, solvent.

Section 4.5 Government Authorizations; Consents. No material Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Seller or the Company Group in connection with the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is or will at the Closing be a party, the performance by Seller of its obligations hereunder or thereunder or the consummation by Seller of the transactions contemplated hereby or thereby, except for (a) compliance with any applicable requirements of the HSR Act, (b) Consents set forth on Section 4.5 of the Seller Disclosure Schedule, (c) Consents or notices not required to be made or given until after the Closing and (d) Consents that may be required as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates are or propose to be engaged (other than the business of the Company Group).

Section 4.6 Financial Statements.

(a) Set forth on Section 4.6 of the Seller Disclosure Schedule are (collectively, the “Financial Statements”): (a) the audited consolidated balance sheets of Seller and its Subsidiaries (including the Company Group) as of the years ended December 31, 2023 and December 31, 2022 and the related consolidated statements of operations, equityholders’ equity and cash flows for the respective years then-ended (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of Seller and its Subsidiaries (including the Company Group) as of June 30, 2024 (such date, the “Balance Sheet Date”), and the related consolidated statements of operations, equityholders’ equity and cash flows for the six-month period then-ended and in all cases also presenting the corresponding year-to-date unaudited consolidated financial statements for the comparative periods in 2023 (the “Unaudited Financial Statements”). The Audited Financial Statements have been audited in accordance with auditing standards of the American Institute of Certified Public Accountants (“AICPA”) by a Public Company Accounting Oversight Board (“PCAOB”) registered firm. The Unaudited Financial Statements will be reviewed in accordance with review standards of the AICPA by a PCAOB registered firm by the Closing Date. Except as set forth on Section 4.6 of the Seller Disclosure Schedule, the Financial Statements present fairly, in all material respects, respectively, the consolidated financial position, statements of operations, equityholders’ equity and cash flows of Seller and its Subsidiaries (including the Company Group), at the respective dates set forth therein and for the respective periods covered thereby, and were prepared from the books and records of Seller and its Subsidiaries (including the Company Group) in all material respects in accordance with the Accounting Principles (except, in the case of the unaudited financial statements, for the absence of footnotes and any year-end adjustments), except as otherwise noted therein.

(b) Between the members of the Company Group on one hand, and Seller and its Affiliates (other than the members of the Company Group) on the other hand, all intercompany payables and receivables (such payables and receivables, the “Intercompany Payables”) will have been settled or waived on or before the Closing Date. All Intercompany Payables reflect reasonable market prices for equivalent goods or services.

(c) Except as set forth in Section 4.6(c) of the Seller Disclosure Schedule, all Indebtedness will be discharged at the Closing.

Section 4.7 No Undisclosed Liabilities. Except as set forth on Section 4.7 of the Seller Disclosure Schedule, the Company Group has no liabilities that would be required under GAAP to be reflected or reserved against in a balance sheet of the Company Group and that are material to the financial position of the Company Group, except for (a) liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and that are not material to the Company Group, (c) liabilities under Contracts of the Company Group (other than as a result of a breach or default thereof by a Company) which have been made available to Buyer and (d) liabilities incurred in connection with the transactions contemplated hereby.

Section 4.8 Absence of Certain Changes. Since the Balance Sheet Date, and except as set forth on Section 4.8 of the Seller Disclosure Schedule, each Company has conducted its business in the ordinary course of business, and no Company has:

(a) issued any declaration, set aside or paid any non-cash or in-kind dividend or other distribution of Interests or property other than cash or cash equivalents with respect to the Company Group Interests;

(b) changed its accounting methods, principles, estimations or practices affecting the Company Group, except as required or permitted by GAAP;

(c) made amendments to its Governing Documents;

(d) amended or terminated any Affiliate Arrangements;

(e) entered into any Contract that would constitute a Material Contract;

(f) acquired, agreed to acquire, sold, transferred, assigned, licensed, mortgaged, pledged, leased, subleased, conveyed or otherwise disposed of, or agreed to dispose of, any (i) tangible material assets or properties or (ii) material Intellectual Property;

(g) other than inventory and other assets acquired in the ordinary course of business, acquired properties or assets, including Interests of another Person, with a value in the aggregate in excess of $1,000,000;

(h) incurred any Indebtedness or drawn upon or caused disbursement of any amounts pursuant to any Contract related to Indebtedness;

(i) other than in the ordinary course of business, settled any Action(s) with a value in the aggregate in excess of $1,000,000;

(j) adopted a plan of complete or partial liquidation or dissolution;

(k) made any loans or advances to any other Person, other than advances to employees in the ordinary course of business; or

(l) authorized or entered into any Contract to do any of the foregoing.

Section 4.9 Indebtedness. Section 4.9 of the Seller Disclosure Schedule sets forth all of the Indebtedness of the Company Group as of the date hereof.

Section 4.10 Tax Matters. Except as set forth on Section 4.10 of the Seller Disclosure Schedule:

(a) Each Company has (i) filed, or caused to be filed, all income and other material Tax Returns that were required to have been filed by it or with respect to its assets, taking into account all permitted extensions, and (ii) paid or caused to be paid all Taxes that have become due and payable by such Company or with respect to such Company’s assets, whether or not shown as due on such Tax Returns. All such Tax Returns are correct and complete in all material respects. There are no Liens for Taxes on any of the assets of the Company Group other than Permitted Tax Liens.

(b) Each Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) There are no outstanding or unsettled written claims, asserted deficiencies or assessments against any Company for the assessment or collection of any Taxes. There are no ongoing or scheduled audits, examinations or other administrative or judicial proceedings with respect to any Taxes of the Company Group.

(d) No Company is a party to any Tax indemnification, Tax allocation, Tax sharing or similar agreement (other than any (i) Governing Document of the Company Group, (ii) customary Tax gross up provision in a financing document or lease or (iii) commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes).

(e) No Company has been a party to a transaction that is a listed transaction as defined in Treasury Regulations Section 1.6011-4(b)(2).

(f) H2O Intermediate is classified as corporation for U.S. federal income tax purposes. H2O Intermediate has never engaged in any activity other than acquiring and owning an interest in H2O Midstream.

(g) H2O Midstream is classified as partnership for U.S. federal income tax purposes. Except for Contracts entered in the ordinary course of business for the benefit of the Company Group, H2O Midstream has never engaged in any material activity other than employment of individuals conducting the business of members of the Company Group.

(h) H2O Permian is classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(i) No Company is currently entitled to any Tax incentive, deferral, holiday, credit, or abatement Contract or other agreement or arrangement with any Governmental Authority, or would be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, deferral, holiday, credit, or abatement Contract or other agreement or arrangement as a result of the transactions contemplated by this Agreement or any Transaction Document.

(j) Each Company is in compliance with all escheat or unclaimed property Laws and has no liability to pay over any amount to any Governmental Authority under escheat or unclaimed property Laws.

(k) The representations and warranties in this Section 4.10 and Section 4.19 are the sole and exclusive representations and warranties of Seller relating to Taxes of the Company Group, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes of the Company Group. The representations and warranties set forth in this Section 4.10 (i) are made only with respect to Tax periods beginning on or prior to the Closing Date and (ii) shall not be construed as a representation or warranty regarding, and cannot be relied upon with respect to, any Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date, or any Tax positions taken by Buyer or its Affiliates (including the Company Group) in any Tax period (or portion thereof) beginning after the Closing Date.

Section 4.11 Title to Property and Assets.

(a) Except as set forth on Section 4.11(a) of the Seller Disclosure Schedule, the Real Property and other assets, properties and rights validly held by the Company Group constitute, in all material respects, all of the assets, properties and rights used or necessary to conduct the operations of the Company Group in the same manner as such operations have been conducted as of the date hereof.

(b) Section 4.11(b) of the Seller Disclosure Schedule sets forth the tracts of Real Property (other than Rights-of-Way) to which any Company has any right, title, interest or possession, and noting whether such Real Property is owned in fee or covered by a lease.

(c) True, correct and complete copies of each lease, sublease, license, concession or other agreement constituting Real Property, and any material amendment or supplement thereto, have been made available to Buyer.

(d) The applicable Company (i) owns and has good and indefeasible fee simple title to all of its owned Real Property and (ii) has valid leasehold interests in all of its leased Real Properties, in each case free and clear of all Liens (except in all cases for Permitted Encumbrances, Permitted Tax Liens and obligations owing by the lessee under the applicable lease (with respect to the leased Real Properties)). All material leases under which a Company leases any Real Property or tangible personal property are valid and effective against such Company and, to the Knowledge of Seller, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default in any material respect by such Company or, to the Knowledge of Seller, the counterparties thereto, or, to the Knowledge of Seller, any event which, with notice or lapse of time or both, would become a default in any material respect by such Company or the counterparties thereto.

(e) Each Company owns and has good title to all of their own tangible assets, equipment and other personal property and has valid leasehold interests in all of its leased tangible personal property free and clear of all Liens (except in all cases for Permitted Encumbrances and obligations owing by the lessee under the applicable lease (with respect to the leased personal properties)). Such assets, equipment and other personal property have been maintained in a state of repair so as to be reasonably adequate, in all material respects, for normal operations consistent with the members of the Company Group’s past practices.

(f) Except as set forth on Section 4.11(f) of the Seller Disclosure Schedule, none of Seller, members of the Company Group or any of their respective Affiliates has received any written notice from a Governmental Authority alleging that any Real Property, or the use of Real Property by any Company, is in violation, in any material respect, of any applicable Law.

(g) Except as set forth on Section 4.11(g) of the Seller Disclosure Schedule, there are no eminent domain, land-use, Permit-related or other similar Actions pending or, to the Knowledge of Seller, threatened in writing, by any Governmental Authority affecting any Real Property, and Seller has not received written notice from a Governmental Authority that any material Permit to use the Real Property will not be renewed upon expiration or that any material condition will be imposed to use or renew the same.

(h) There are no subleases, assignments, occupancy agreements or other agreements granting to any Person (other than one or more of the Company Group members) the right of use or occupancy of any Real Property, and there is no Person (other than one or more of the Company Group members) in possession of any of such Real Property other than customary easements, rights-of-way agreements, land-related licenses and surface use agreements, land use agreements and similar type land-related agreements relating to power, water and other utilities and other immaterial easements, rights-of-way agreements, land-related licenses and surface use agreements, land use agreements and similar type land-related agreements which do not materially and adversely impact the conduct of the Business by the Company Group.

(i) Seller has delivered or made available to Buyer correct and complete copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company Group relating to the material owned Real Property.

Section 4.12 Rights-of-Way. The Company Group owns and has the right to use (subject to Permitted Encumbrances) such easements or rights-of-way from each Person (collectively, “Rights-of-Way”) as are necessary to use, own and operate the Company Group’s assets in materially the same manner as such assets are currently used, owned and operated by the Company Group, as applicable. Except as set forth on Section 4.12 of the Seller Disclosure Schedule, each of the Rights-of-Way is (a) not subject to any term limits or (b) subject to term limits that are renewable or extendable with the payment of fees that are not material to the Company Group and are set forth on Section 4.12 of the Seller Disclosure Schedule. There is no existing material breach or default by the Company Group, or to the Knowledge of Seller, any counterparties, under any of the Rights-of-Way. To the Knowledge of Seller, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach in any material respect by the applicable Company Group member or any other party to such Right-of-Way. Seller has made available to Buyer correct and complete copies of the Right-of-Ways used by the Company Group. To the Knowledge of Seller, there are no existing or threatened condemnation Actions that affect the Rights-of-Way or any material portion thereof.

The representations and warranties in Section 4.11 and this Section 4.12 are the sole and exclusive representations and warranties of Seller relating to Real Property matters (including Rights-of-Way).

Section 4.13 Regulatory Status. Except as set forth on Section 4.13 of the Seller Disclosure Schedule, none of the Company Group nor its assets or operations, as applicable, is or has been subject to regulation by the Federal Energy Regulatory Commission (“FERC”) as (a) a natural gas company under the Natural Gas Act, 15 U.S.C. Section 717, et seq., as amended, and the regulations promulgated thereunder; (b) an intrastate pipeline under the Natural Gas Policy Act of 1978, 15 U.S.C. Section 3301, et seq., as amended and the regulations promulgated thereunder, transporting gas in interstate commerce; or (c) a common carrier under the Interstate Commerce Act, as implemented by FERC pursuant to 49 U.S.C. Section 60502 and the regulations promulgated thereunder.

Section 4.14 Environmental Matters. Except as set forth on Section 4.14 of the Seller Disclosure Schedule:

(a) each Company and its operations and assets are, and have been for the past five (5) years, in compliance in all material respects with all applicable Environmental Laws and Environmental Permits that are required for the ownership, lease, use, operation or maintenance of its business as it is currently conducted;

(b) no Company is subject to any pending or, to the Knowledge of Seller, threatened Actions alleging any material violation of or material liability under Environmental Laws, nor has any Company received from any Governmental Authority any material written request for information pursuant to Environmental Law, which either remains pending or unresolved;

(c) each Company holds all material Environmental Permits that are required for the ownership, lease, use, operation or maintenance of its business as it is currently conducted. All such material Environmental Permits are in full force and effect, and where required, a timely and complete application for renewal of each such material Environmental Permit has been submitted to the applicable Governmental Authority, and any such Environmental Permit that has expired by its terms has been administratively extended by such renewal application. Neither Seller nor any Company has received any written communication or notice regarding any revocation, suspension, material adverse modification, or any other adverse change in the status or terms and conditions of any such material Environmental Permit;

(d) there has been no Release of Hazardous Materials at, on, or under any property currently or, to the Knowledge of Seller, formerly owned, leased, operated or otherwise used by any Company or any property at which Hazardous Materials were sent for treatment, storage, or disposal by or on behalf of any Company, which Releases have resulted or are reasonably likely to result in material liability to the Company Group under Environmental Law that have not been fully remediated and resolved to the satisfaction of the applicable Governmental Authority;

(e) as of the date hereof, no Company has received any unresolved written notice asserting a liability or obligation under Environmental Laws that would reasonably be expected to be material in nature with respect to the investigation, remediation, removal, or monitoring of a Release of any Hazardous Materials at or from any property currently or formerly owned, leased, operated, or otherwise used by any Company, or at or from any offsite location where Hazardous Materials from the Company Group’s operations have been sent for treatment, disposal, storage or handling;

(f) no Company has retained or assumed, by contract or, to the Knowledge of Seller, by operation of Law, any material liability or obligation of any other Person related to Hazardous Materials or Environmental Laws, which remains outstanding; and

(g) true and complete copies of all material Environmental Permits and material environmental reports related to the Business and real property in the possession or control of Seller or any Company have been made available to Buyer.

The representations and warranties in this Section 4.14, Section 4.23, and Section 4.29 are the sole and exclusive representations and warranties of Seller relating to environmental matters, including any and all matters arising under Environmental Laws.

Section 4.15 Material Contracts(a) . Section 4.15 of the Seller Disclosure Schedule contains a true, correct and complete listing of all Material Contracts (other than Benefit Plans, Contracts for labor and employment matters and Contracts relating to insurance policies). True, correct and complete copies of each Material Contract have been made available to Buyer. As of the date hereof, each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company that is a party to such Material Contract and, to the Knowledge of Seller, the other parties thereto, in each case subject to the Remedies Exception. Each Company that is a party to such Material Contract is not, and to the Knowledge of Seller, none of the other parties thereto is, in breach, violation or default under any Material Contract, and, to the Knowledge of Seller, no event has occurred with respect to any Company, or to the Knowledge of Seller, any other party thereto, which with notice or lapse of time or both would constitute any such breach, violation or default, or permit termination by such other parties, under any such Material Contract. None of the members of the Company Group or, to the Knowledge of Seller, any other party thereto, (a) has repudiated in writing any provision of any Material Contract or received written notice that any other party to a Material Contract has done the same or (b) has exercised or threatened in writing to exercise any right of termination, cancellation or non-renewal under any such Material Contract. None of Seller, its Affiliates, nor any member of the Company Group have received written, or, to Seller’s Knowledge, oral notice of termination, cancellation or non-renewal of any Material Contract.

Section 4.16 Security Arrangements. All of the bonds, letters of credit and guarantees posted by Seller or its Affiliates or the Company Group with Governmental Authorities or third parties and relating to the assets owned or operated by the Company Group as of the date hereof are set forth on Section 4.16 of the Seller Disclosure Schedule.

Section 4.17 Insurance. Section 4.17 of the Seller Disclosure Schedule contains a list of all insurance policies maintained as of the date hereof by or on behalf of the Company Group, together with all amendments, supplements, waivers and other modifications thereto, (collectively, the “Company Policies”), together with the amounts, scope of coverage, named insureds, policy/bond number, insurer, major limits, deductibles and term thereof. Seller has made available to Buyer true and correct copies of all Company Policies. As of the date hereof, neither Seller nor the Company Group have received any written notice from the insurer under any Company

Policies disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such Company Policy, and there is no claim by Seller or the Company Group pending under any such Company Policy in excess of $100,000. All premiums due and payable for the Company Policies have been duly paid, and such Company Policies (or extensions, renewals or replacements thereof with comparable policies) shall be in full force and effect until the Closing Date. To the Knowledge of Seller, there exist no facts, circumstances or conditions that could give rise to a material claim under the Company Policies. To the Knowledge of Seller, no event has occurred which, with notice or the lapse of time, would constitute a breach of any Company Policy. The Company Group members and their respective material assets have always been insured in amounts no less than as required by applicable Law and any Contract to which the applicable Company Group member is a party. All material assets of the Company Group members are insured to full replacement cost value. To the Knowledge of Seller, there are no outstanding claims under a Company Policy for which the insurance provider is not solvent.

Section 4.18 Litigation. Except as set forth on Section 4.18 of the Seller Disclosure Schedule, in each case, there are no and there have not been, any Actions pending or threatened in writing in law or in equity or before any Governmental Authority or arbitral panel against or involving any Company or of which any Company is a party or has an interest. The Company Group is not subject or bound by any outstanding orders.

Section 4.19 Employee Matters.

(a) Section 4.19(a) of the Seller Disclosure Schedule contains a complete and accurate list of each material Benefit Plan. Seller has made available to Buyer a copy of, to the extent applicable, with respect to each material Benefit Plan, (i) such Benefit Plan, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, and (v) the most recent summary plan description and any material modification with respect thereto; provided, that, that the foregoing clauses (i) – (v) shall not include any such information with respect to the Resigning Employees.

(b) Each Benefit Plan (and any related trust or other funding vehicle) has been maintained, operated and administered in all material respects in compliance with Laws and with the terms of such Benefit Plan. No Benefit Plan, fiduciary of any Benefit Plan or administrator of any Benefit Plan has taken any action, or failed to take any action, which action or failure could subject the Company Group or any Participant to any material liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with any Benefit Plan.

(c) Neither the Company Group nor any other entity which is a member of a controlled group of entities (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which any Company is a member sponsors, maintains or contributes to, or has any liability with respect to, any employee benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code or is otherwise a defined benefit pension plan (including any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA)) for which a Company could have any liability (contingent or otherwise) after the Closing. No Benefit Plan provides health or welfare benefits to any employees after their employment is terminated (other than such benefits required by Section 4980B of the Code or Section 601 of ERISA or similar state Law).

(d) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, a copy of which has been made available to Buyer, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, a copy of which has been made available to Buyer, or (iii) has time remaining under Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the Knowledge of Seller, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Benefit Plan.

(e) Each Benefit Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code is in good faith compliance with Section 409A of the Code and applicable guidance issued thereunder. No Participant is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(f) Except as set forth on Section 4.19(f) of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement, approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement (whether alone or contingent on any subsequent event) will (i) entitle any current or former employee, director or consultant of the Company Group to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of a benefit, increase the amount of compensation due to any current or former employee, director or consultant of the Company Group, (iii) require any funding (through a grantor trust or otherwise) of any compensation or benefit owed to any such current or former employee, director, or consultant, (iv) otherwise give rise to any liability under any Benefit Plan, (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Benefit Plan on or following the Closing or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

Section 4.20 Labor Matters.

(a) Section 4.20(a) of the Seller Disclosure Schedule contains a complete and accurate list of all individuals who are current employees, independent contractors or consultants of each Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, and sets forth for each such individual, as applicable, the following: (i) name; (ii) employing or contracting entity; (iii) workplace location (including city and state); (iv) title or position (including whether full-time or part-time); (v) hire or engagement date; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; (vii) active or non-active status (and the reason for such non-active status and expected return date); (viii) work visa status; (ix) current hourly wage, annual base compensation or engagement fee/rate; (x) target bonus or other incentive-based compensation target level; (xi) scheduled increases in compensation and benefits, if any; (xii) scheduled promotions, if any; and (xiii) for independent contractors or consultants, type of services provided. Except as set forth in Section 4.20(a) of the Seller Disclosure Schedule, as of the date hereof, the Company is not in material breach of any obligations to pay compensation, including wages, commissions, bonuses, fees and other compensation, for employees, independent contractors or consultants of each Company for services performed on or prior to the date hereof.

(b) To the Knowledge of Seller, no employee, independent contractor or consultant performing services for a Company is bound by any contract that purports to limit the ability of such individual to engage in any activity, services, duties, or practice on behalf of a Company. Except as set forth on Section 6.11(a) of the Seller Disclosure Schedule, no employee holding a management or executive position has notified Seller or a Company of an intention to resign, retire, or otherwise terminate his or her employment prior to the Closing or in connection with the transactions contemplated hereby.

(c) Each Company is not bound by any union contract or collective bargaining agreement. There is no material activity or proceeding by any labor union or representative thereof to organize any Participant. There are no strikes, work stoppages or any other material labor disputes involving a Company pending or, to the Knowledge of Seller, threatened, nor have there been any such strikes or work stoppages in the past three (3) years. There are no material grievances or unfair labor practice complaints pending against a Company before the National Labor Relations Board or any other Governmental Authority with respect to any Participant.

(d) Each Company is in compliance in all material respects with all Laws relating to employment or labor, including those related to hiring, background checks, wages, pay equity, hours, collective bargaining and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, health and safety, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues, privacy, and the payment of social security and other Taxes.

(e) Except as set forth on Section 4.20(e) of the Seller Disclosure Schedule, there are no actions against the Company pending, or to the Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee or individual independent contractor (or applicant for employment or engagement), including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(f) Each Company has complied in all material respects with the WARN Act and, as of the date of this Agreement, has no existing plans to undertake any action that would trigger the WARN Act.

(g) The representations and warranties in this Section 4.20 are the sole and exclusive representations and warranties of Seller concerning employment and labor matters.

Section 4.21 Legal Compliance. Except for Laws relating to Taxes, Environmental Laws, Laws regarding Benefit Plans and related matters, Laws relating to employment and labor matters, and Permits, each Company is not, and has not been, in material violation of any Law.

Section 4.22 Brokers’ Fees. The Company Group has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Buyer will have no obligation for any brokerage commissions, finders’ fees or similar compensation arising from obligations of the Company Group in connection with the transactions contemplated by this Agreement.

Section 4.23 Permits. Except as set forth on Section 4.23(a) of the Seller Disclosure Schedule, (a) each Company has all Permits required to conduct its business as currently conducted and operated on the date hereof, except where the failure to have or obtain such Permits would not be material, individually or in the aggregate, to the Company Group and their Subsidiaries, taken as a whole, and (b) to the Knowledge of Seller, each such Permit is in full force and effect and each Company is in compliance with all its obligations with respect thereto, except where the absence of, or the failure to be in compliance with, any such Permit would not be material, individually or in the aggregate, to the Company Group and their Subsidiaries, taken as a whole. Except as set forth on Section 4.23(b) of the Seller Disclosure Schedule, there are no Actions pending or, to the Knowledge of Seller, threatened, which would reasonably be expected to result in the revocation or termination of any material Permit of the Company Group.

Section 4.24 Intellectual Property.

(a) Section 4.24(a) of the Seller Disclosure Schedule contains a list of all Registered Intellectual Property. Except as set forth on Section 4.24(a) of the Seller Disclosure Schedule, each Company either owns or has valid licenses or other rights to use all Owned Intellectual Property and other Intellectual Property used in its business as presently conducted. No Company has infringed upon any Intellectual Property of any Person in any material respect and neither Seller nor the Company Group nor its or their Affiliates have received a written claim that Seller or a Company has infringed any Intellectual Property of any Person. To the Knowledge of Seller, all Registered Intellectual Property is valid, subsisting (except for any Registered Intellectual Property designated as expired or abandoned on Section 4.24(a) of the Seller Disclosure Schedule), and enforceable.

(b) Each Company has taken reasonable steps consistent with industry practice to maintain the confidentiality of their material trade secrets and other confidential information. The software and hardware and other information technology equipment of the Company Group (the “IT Systems”) has not malfunctioned, failed, or been compromised within the past three (3) years; and the Company Group and its Subsidiaries have implemented backup, security, and disaster recovery respect to the IT Systems consistent with industry practices.

Section 4.25 Affiliate Transactions. . Except as disclosed on Section 4.25 of the Seller Disclosure Schedule, there are no loans, leases, commitments, guarantees, agreements, Contracts or other transactions or arrangements (oral or written) between (a) the Company Group, on the one hand, and (b) Seller, any of its Affiliates (other than Affiliates that are members of the Company Group) or any current or former director, officer, stockholder/equityholder or employee of the Company Group or any immediate family member or Affiliate of any of the foregoing, on the other hand (but excluding members of the Company Group) (any such arrangements, an “Affiliate Arrangement”).

Section 4.26 Bank Accounts.. Section 4.26 of the Seller Disclosure Schedule sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which the Company maintains bank accounts or safe deposit boxes. There are no powers of attorney outstanding in connection with any of the foregoing.

Section 4.27 Books and Records. . Seller is the sole owner of and has sole possession of each Company’s Books and Records. True, correct and complete copies of the Books and Records have been made available to Buyer. The Books and Records of the Company Group have been kept and maintained in all material respects as required by applicable Law.

Section 4.28 No Additional Representations and Warranties. Except for the express representations and warranties provided in Article III, this Article IV or the certificate delivered by Seller pursuant to Section 7.3(d) (in each case, as qualified by the Seller Disclosure Schedule), neither Seller nor any of its Affiliates (including the Company Group), nor any of its or their respective directors, officers, employees, equityholders, partners, members or other Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company Group (including, but not limited to, any representation or warranty relating to financial condition, results of operations, assets or liabilities of the Company Group) to Buyer or any of its Affiliates or its or their respective directors, officers, employees, equityholders, partners, members or other Representatives, and Seller, on behalf of itself and its Affiliates (including the Company Group), hereby disclaims any such other representations or warranties and all liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or Representatives, including omissions therefrom, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or its or their respective directors, officers, employees, equityholders, partners, members or other Representatives other than the express representations and warranties provided in this Article IV or the certificate delivered by Seller pursuant to Section 7.3(d) (in each case, as qualified by the Seller Disclosure Schedule).

Section 4.29 Specified Matters.. Except as set forth on Section 4.29 of the Seller Disclosure Schedule, there are no material liabilities incurred by, suffered by or owing by the Company Group caused by, arising out of, or resulting from the following matters, to the extent attributable to the ownership, use or operation of the Properties for the period beginning October 1, 2019 and ending on the Closing Date (such period, the “Covered Period”):

(a) any third party injury or death or damage of third-party properties occurring on or with respect to the ownership or operation of any Properties;

(b) any civil, criminal or administrative fines or penalties or criminal sanctions imposed on any Company, to the extent resulting from a violation of any applicable Law (including any Environmental Laws);

(c) any transportation or disposal of Hazardous Materials from any Property to a site that is not a Property or between Properties prior to the Closing and (i) that is (or if known, would be) in violation of applicable Environmental Law or (ii) that gives rise (or if known, would give rise) to a material liability under applicable Environmental Law;

(d) any gross negligence or willful misconduct committed by any Company in connection with the ownership or operation of the Properties;

(e) a material breach or violation of, or material default under, any Contract, Law or Permit, to the extent occurring during the Covered Period; and

(f) claims of any kind made by employees, former employees, or persons claiming employment with Seller and its Affiliates (including the Company Group) arising during the Covered Period.

Section 4.30 Wells. . Section 4.30 of the Seller Disclosure Schedule sets forth all wells, including disposal, water or injection wells, in which a Company owns an interest and such Company’s ownership interest therein.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1 Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of Delaware and Buyer has all requisite limited liability partnership power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Buyer is duly qualified or licensed to do business and (where applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.2 Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been, and the other Transaction Documents to which it is or will at the Closing be a party will at the Closing be, duly executed and delivered by Buyer and constitutes, or will at the Closing constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

Section 5.3 Noncontravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is or will at the Closing be a party by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Buyer, (b) violates or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Subsidiaries is a party or by which any of their respective properties are bound or (c) assuming receipt of the Consents described in Section 5.4 below and compliance with any applicable requirements of the HSR Act, violates any Law to which Buyer or any of its Subsidiaries is subject, except, in the case of clauses (b) and (c), for such violations or breaches as would not be material, individually or in the aggregate, to Buyer.

Section 5.4 Government Authorizations. No material Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will at the Closing be a party, the performance by Buyer of its obligations hereunder or thereunder or the consummation by Buyer of the transactions contemplated hereby or thereby, except for (a) compliance with any applicable requirements of the HSR Act, (b) as set forth on Section 5.4 of the Buyer Disclosure Schedule and (c) Consents or notices not required to be made or given until after Closing. Without limitation of the foregoing, the consummation of the transactions contemplated by this Agreement, including the issuance by DKL of the Convertible Preferred Units, do not and will not require any vote or approval of holders of the Common Units under applicable Law, the rules and regulations of the New York Stock Exchange or such other applicable stock exchange or the Governing Documents of Buyer.

Section 5.5 Financial Capacity(a) . Buyer has, and as of the Closing, Buyer will have, sufficient cash and other forms of consideration to purchase the Company Group Interests at Closing in accordance with the terms and conditions of this Agreement. No funds to be paid to Seller have derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.

Section 5.6 Investment. Buyer is aware that the Company Group Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Company Group Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Company Group Interests. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Company Group Interests except in compliance with the registration requirements or exemption provisions under the Securities Act, or any other applicable securities Laws. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 5.7 Litigation. As of the Execution Date, there are no material Actions pending or threatened in writing in law or in equity or before any Governmental Authority against Buyer or any of its Affiliates with respect to the transactions contemplated hereby.

Section 5.8 Brokers’ Fees. None of Buyer or any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Seller, the Company Group or any of their respective Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is or will be a party or the consummation of the transactions contemplated hereby or thereby.

Section 5.9 Solvency. As of the Closing and immediately after consummating the transactions contemplated hereby (including any debt and equity financings being entered into in connection therewith, if any), Buyer and its consolidated Subsidiaries (including the Company Group), taken as a whole, will not (a) be insolvent (either because their financial condition is such that the sum of their debts and liabilities is greater than the fair value of their assets or because the present fair salable value of its assets will be less than the amount required to pay their probable liability on their debts and liabilities as they become absolute and matured), (b) have unreasonably small capital with which to engage in their businesses or (c) have incurred or plan to incur debts beyond their ability to repay such debts as they become absolute and matured. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the transactions contemplated hereby (including any debt and equity financings being entered into in connection therewith) with the intent to hinder, delay or defraud either present or future creditors of Buyer, the Company Group or any of their respective Subsidiaries.

Section 5.10 SEC Filings; Controls.

(a) Since January 1, 2023, all reports, including the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by DKL with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act (the “DKL SEC Documents”), have been timely filed or furnished in accordance with the rules and regulations of the SEC. All such DKL SEC Documents (i) complied as to form in all material respects in accordance with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder and (ii) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) DKL has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. DKL’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by DKL in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to DKL’s management as appropriate to allow timely decisions. Since January 1, 2024, there have not been any material weaknesses in DKL’s internal control over financial reporting or changes in DKL’s internal control over financial reporting that are reasonably likely to materially adversely affect DKL’s internal control over financial reporting.

Section 5.11 Financial Statements. The historical financial statements of DKL included in the DKL SEC Documents, including all related notes and schedules (the “DKL Financial Statements”): (i) comply as to form in all material respects with Regulation S-X under the Securities Act; (ii) fairly present in all material respects the consolidated financial position, results of operations, cash flows and changes in partners’ equity of the entities to which such DKL Financial Statements relate, on the basis set forth therein and as of and for the periods indicated; and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X) and subject, in the case of interim financial statements, to normal year-end adjustments.

Section 5.12 Valid Issuance. At the Closing, the Convertible Preferred Units constituting the Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act), and such Convertible Preferred Units will not be (a) subject to or issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person or (b) subject to any liens, claims, encumbrances or restrictions other than (i) restrictions on transfer under applicable securities Laws and (ii) any such liens, claims, encumbrances or restrictions arising exclusively by, through or under Seller or its Affiliates. Such Convertible Preferred Units will be issued and granted in compliance in all material respects with applicable securities Laws and other applicable Laws. Upon issuance and delivery of Common Units reserved for issuance upon conversion of the Convertible Preferred Units, such Conversion Units (as defined in the Amended and Restated LPA) shall have been duly authorized, validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act), and the issuance of the Conversion Units will not be subject to any preemptive or similar rights.

Section 5.13 Capitalization.

(a) All of the issued and outstanding Common Units are duly authorized and have been validly issued in accordance with the Governing Documents, are fully paid (to the extent required under the Governing Documents of the Buyer) and non-assessable (except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act), and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(b) Except as set forth in the DKL SEC Documents filed prior to the Execution Date, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate DKL to issue or sell any Interests of DKL or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquired, any Interest in DKL, and no securities or obligations evidencing such rights authorized, issued or outstanding.

(c) DKL does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the rights to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Interests in DKL on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

Section 5.14 Form S-3. As of the Execution Date, DKL is eligible to register the Common Units underlying the Convertible Preferred Units constituting the Stock Consideration for resale by Seller under Form S-3 promulgated under the Securities Act.

Section 5.15 Tax Classification. DKL is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation. Buyer is properly classified as an entity disregarded as separate from DKL for U.S. federal income tax purposes and has been properly treated as such since its formation.

ARTICLE VI.

COVENANTS

Section 6.1 Conduct of the Company Group.

(a) From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article IX (the “Interim Period”), except (x) as otherwise expressly provided by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule and the other matters expressly provided by the other Schedules and Exhibits hereto) or any of the other Transaction Documents or as required by Law and (y) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall cause each Company to:

(i) conduct its business in the ordinary course of business consistent with past practice; and

(ii) use commercially reasonable efforts to preserve, maintain and protect its assets, ordinary wear and tear excepted; provided that such efforts shall not include any requirement or obligation to make any payment or assume any liability not otherwise required to be paid or assumed by the terms of an existing Contract or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract.

(b) Without limiting the generality of the foregoing, during the Interim Period, except as otherwise expressly provided by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule and the other matters expressly provided by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, in the ordinary course of business, or as required by Law, and except as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall cause each Company not to:

(i) amend or waive any provision of the Governing Documents of such Company;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such Company;

(iii) authorize for issuance, issue, grant, sell, deliver, or dispose of, pledge or otherwise encumber, any Interests of such Company, or issue any Rights to subscribe for or acquire any shares of Interests of such Company;

(iv) except as required by GAAP, change to any financial accounting methods, principles, estimations or practices;

(v) sell, transfer, lease, license, assign, convey, sublease or otherwise dispose of any of the material assets or properties of such Company to any Person, other than disposal of obsolete assets, or encumber any such material assets, except for Liens that are Permitted Encumbrances;

(vi) except in the ordinary course of business and except for the incurrence of Payoff Indebtedness, permit such Company to (A) create, incur or assume any debt for borrowed money (other than in connection with borrowings and extensions of credit under the Credit Agreements), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any material obligations of any Person or (C) make any loans, advances or capital contributions to, or material investments in, any Person (other than advances to employees or officers of such Company in the ordinary course of business);

(vii) cancel or forgive any Indebtedness owed to such Company in excess of $500,000;

(viii) enter into, amend or waive any provision of any Affiliate Arrangement;

(ix) except (A) to the extent required by Law or pursuant to any Benefit Plan as in effect on the date hereof (including the payment of bonuses or incentive compensation) or (B) in the ordinary course of business consistent with past practice, (1) materially increase the compensation or benefits of any Participant, (2) pay or agree to pay any severance, retention, change in control or other transaction-related compensation or benefits to any Participant, (3) accelerate the vesting or payment of compensation or benefits under any Benefit Plan, (4) hire, transfer or terminate (other than for cause) any Participant or (5) recognize any labor union as representation of any employees for purposes of collective bargaining;

(x) amend any material Tax Return, make, change or revoke any material Tax election (including the U.S. federal income tax classification of such Company), change any Tax method of accounting or adopt any new Tax method of accounting, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, compromise or settle any material Tax liability, in each case, with respect to such Company;

(xi) (A) amend or terminate any Material Contract or (B) enter into any Contract which, had it been entered into prior to the date hereof, would have been a Material Contract;

(xii) adopt, enter into, terminate, or amend any material Benefit Plan except as required pursuant to the terms of the applicable plan or agreement or applicable Law;

(xiii) terminate or cancel, or cause the termination or cancellation of, any material insurance policy that is not replaced prior to the Closing by insurance coverage that is comparable in all material respects;

(xiv) take (A) any action that would entitle any insurance provider to refuse indemnity in relation to particular claims in whole or in part, (B) except in relation to any insurable events or actions taken in the ordinary course of business, any action that would result in an increase in the premium owed in respect of a Company Policy or (C) any action that would prejudice the Company Group’s ability to obtain insurance on the same or better terms as the Company Policies in the future;

(xv) settle any pending or threatened Action for amounts in excess of $250,000 individually and $1,000,000 in the aggregate (in each case, net of insurance recoveries), other than settlements (A) in the ordinary course of business, (B) in which such Company is the plaintiff or (C) that only involve the payment of money damages that will be paid prior to the Closing;

(xvi) declare, set aside or pay any dividends on, or make any other distributions (whether in cash or cash equivalents, securities or property) to any Person other than to Seller or to another Company; or

(xvii) agree, whether in writing or otherwise, to do any of the foregoing;

provided, however, that, without limitation of Section 6.1(d), in the case of an emergency for the safety of individuals or the environment, Seller may take commercially reasonable actions that would otherwise be prohibited by this Section 6.1(b) in order to prevent the occurrence of, or mitigate existence of, the emergency situation; provided, further, that Seller shall provide prompt notice to Buyer upon the occurrence of such emergency and upon the taking of such action(s).

(c) Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the business of the Company Group prior to the Closing or any other businesses or operations of Seller or its Affiliates. Prior to the Closing, Seller shall exercise such control and supervision of the Company Group and of its business and operations.

(d) Notwithstanding anything to the contrary in this Section 6.1, each Company shall be permitted to declare, set aside and pay any cash dividends on, or make any other cash distribution in respect of, any outstanding Interests prior to the Adjustment Time.

(e) Notwithstanding anything to the contrary in this Section 6.1, the Company Group shall be permitted to terminate, settle, or close-out any Hedge Contract at any time prior to the Closing.

Section 6.2 No Solicitation. During the period from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Seller shall not, and shall not permit the Company Group, or any of their respective Affiliates or their respective Representatives (acting on behalf, or at the direction, of Seller or the Company Group) to, directly or indirectly, solicit, knowingly encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with, any Person (other than Buyer or its Affiliates and Representatives) concerning any purchase of the Company Group or any merger, sale of substantial assets or similar transaction involving the Company Group.

Section 6.3 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, during the Interim Period, Seller shall cause the Company Group to permit Buyer and its authorized agents or Representatives, including its independent accountants, to have reasonable access to the assets, books and records of the Company Group (but excluding Seller’s Tax books and records) during normal business hours to review information and documentation relative to the assets, books, Material Contracts and other records of the Company Group; provided that such investigation shall only be upon reasonable advance notice and shall not disrupt personnel and operations of the Company Group and shall be at Buyer’s sole cost and expense. Buyer shall abide by Seller’s, and any third party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by third party operators with respect to Buyer’s access to any of the assets of the Company Group) while conducting its due diligence evaluation of such assets.

(b) Buyer’s inspection right with respect to the environmental condition of the assets of the Company Group shall be limited to conducting a Phase I Environmental Site Assessment in accordance with American Society for Testing and Materials (A.S.T.M.) standards or a similar visual assessment that does not include sampling or testing of any environmental media (“Phase I”). Buyer shall not be entitled to conduct any Phase II Environmental Site Assessments similar to A.S.T.M. Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-11), or any other invasive or intrusive testing, or sampling, on or relating to the assets of the Company Group (“Phase II”) without the prior written consent of Seller, such consent to be granted, conditioned, or withheld at the sole discretion of Seller. Buyer shall furnish to Seller, free of costs, a copy of all draft and final reports and test results prepared by or for Buyer related to Buyer’s diligence and investigation of the assets of the Company Group, including any and all Phase I, Phase II, or further environmental assessments relating to any of the assets of the Company Group as soon as reasonably possible after such report is prepared.

(c) All requests for access to the offices, assets, books and records of the Company Group shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that none of Buyer, its Affiliates or its or their respective Representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that have business relationships with the Company Group or any Governmental Authority or Representatives thereof, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller. Any access to the offices, assets, books and records of the Company Group shall be subject to the following additional limitations: (i) Buyer, its Affiliates, and its and their respective Representatives, as applicable, shall give Seller notice of at least two (2) Business Days prior to conducting any inspections, such notice to include with a description of the activities Buyer intends to undertake. A Representative of Seller shall have the right to be present when Buyer, its Affiliates or its or their respective Representatives conducts its or their investigations on such property and (ii) Buyer, its Affiliates, and its and their respective Representatives, as applicable, shall use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in an expeditious and efficient manner. Notwithstanding anything herein to the contrary, Seller shall not be required to provide any access or information to Buyer, its Affiliates or any of its or their respective Representatives, whether during the Interim Period or from and after the Closing, which Seller reasonably believes Seller or the Company Group is prohibited from providing to Buyer, its Affiliates or its or their respective Representatives by reason of Law, which constitutes or allows access to information protected by attorney-client or similar privilege, or which Seller or its Affiliates (or, prior to the Closing, the Company Group) are required to keep confidential or prevent access to by reason of any Contract with a third party or which would otherwise expose Seller or its Affiliates (or, prior to the Closing, the Company Group) to a material risk of liability; provided, that any access shall be subject to feasibility/permissibility under applicable Law; provided further, that Seller will use reasonable efforts to obtain a waiver of any restrictions in any Contract of the provision of access or information to Buyer.

(d) (i) BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, AS APPLICABLE, WAIVE AND RELEASE ALL DAMAGES FOR PERSONAL INJURY OR DAMAGES TO PROPERTY AGAINST SELLER, THE COMPANY GROUP AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES FROM, AND (ii) SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, THE COMPANY GROUP AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES FROM AND AGAINST ALL DAMAGES FOR PERSONAL INJURY OR DAMAGES TO PROPERTY RESULTING FROM OR RELATING TO THE ACTIVITIES OF BUYER, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES UNDER THIS SECTION 6.3, EVEN IF SUCH CLAIMS ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SELLER (INCLUDING STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY SELLER), EXCEPT TO THE EXTENT ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, THE COMPANY GROUP AND/OR EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.

(e) Buyer, its Affiliates and its and their respective Representatives shall hold in confidence all confidential information obtained from Seller, the Company Group or their respective Affiliates or Representatives, whether or not relating to the business of the Company Group, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained herein or therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms.

Section 6.4 Further Assurances.

(a) Subject to the terms and conditions of this Agreement and applicable Laws, the Parties shall, and shall cause their respective Affiliates and Representatives to, cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by the Transaction Documents as soon as practicable and to take such actions or do such things as the other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VII to be fully satisfied.

(b) Seller and Buyer each agree that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Buyer, causing the Company Group) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Buyer, causing the Company Group to take) such other action, as may be reasonably necessary to carry out the purposes and intents of the Transaction Documents. After the Closing Date until the date that is the first anniversary of the Closing Date, with respect to Buyer, the foregoing shall include making the Continuing Employees (to the extent they remain employed by the Company Group, Buyer or their Affiliates) reasonably available to Seller and its Affiliates to facilitate and/or assist with Seller’s performance of its obligations under the Transition Services Agreement and, following the expiration or termination of the Transition Services Agreement, the wind-up, liquidation and dissolution of Seller and matters ancillary thereto.

Section 6.5 Regulatory Approvals.

(a) Each Party shall, and shall cause its respective Affiliates to, prepare, as soon as is practical following the date of this Agreement, all necessary notifications, applications and filings in connection with the transactions contemplated by the Transaction Documents that may be required under the HSR Act or any other Laws. Each Party shall, and shall cause its respective Affiliates to, submit the required notifications, applications and filings as soon as practicable, but, with respect to filings under the HSR Act, in no event later than ten (10) Business Days after the date of this Agreement. The Parties shall, and shall cause their respective Affiliates to, promptly make any advisable or necessary subsequent or supplemental filings or document or information submissions, and cooperate with one another in the preparation of such filings and submissions in such manner as is reasonably necessary and appropriate.

(b) Buyer and Seller will notify the other promptly of the receipt or delivery by such Party or its Affiliates of (i) any communication, whether written or oral, from or to any Governmental Authority in connection with the transactions contemplated by the Transaction Documents and (ii) any request by any Governmental Authority for amendments or supplements to any filings, answers to any questions, or the production of any documents or information relating to any investigation of the transactions contemplated by the Transaction Documents. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to any other Representatives of the recipient without the advance written consent of the Party providing such materials. No Party shall participate in any discussions, videoconferences, telephone calls, or meetings with any Governmental Authority regarding the transactions contemplated by the Transaction Documents unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate. The Parties shall (x) discuss with and permit the other Party to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any proposed material communication by it to any Governmental Authority in connection with the transactions contemplated by the Transaction Documents and (y) consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by the Transaction Documents by or on behalf of any Party. Each Party shall, and shall cause its Affiliates to, use reasonable best efforts to promptly respond to and comply with any request for information or documents regarding the transactions contemplated by the Transaction Documents from any Governmental Authority. Buyer shall not, and shall cause its Affiliates not to, without the prior written consent of Seller (A) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act or (B) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, or not to close before a certain date, any of the transactions contemplated by the Transaction Documents.

(c) Without limiting any of the provisions in Section 6.5(a) and Section 6.5(b), each Party shall, and shall cause its Affiliates to use reasonable best efforts to consummate the transactions contemplated by the Transaction Documents as soon as possible, and in any event prior to the Termination Date. Notwithstanding anything to the contrary set forth in this Agreement, none of Buyer or any of its Affiliates shall be required to become subject to, consent to, or offer or agree to, any requirement, condition, limitation, understanding, agreement or order to: (i) either (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company Group, or otherwise take or commit to take any action that could reasonably limit the Company Group’s freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, (B) terminate, modify or extend any existing relationships and contractual rights and obligations of the Company Group or (C) establish or create any relationships and contractual rights and obligations of the Company Group (any of the actions, requirements, conditions, limitations, understandings, agreements and orders described in the foregoing clauses (i)(A) through (C), a “Remedy Action”) if such Remedy Action would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the value or economics of the transactions contemplated by the Transaction Documents to Buyer; or (ii) either (I) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of Buyer or its respective Affiliates, or otherwise take or commit to take any action that could reasonably limit Buyer’s or its Affiliates’ freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets of Buyer or its respective Affiliates, (II) terminate, modify or extend any existing relationships and contractual rights and obligations of Buyer or its respective Affiliates, (III) establish or create any relationships and contractual rights and obligations of Buyer or its respective Affiliates, (IV) terminate any relevant venture or other arrangement of Buyer or its respective Affiliates, (V) effectuate any other change or restructuring of Buyer or its respective Affiliates, (VI) litigate (or defend) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by this Agreement as violative of any applicable Law, or (VII) take any action as a result of any request for additional information and documentary material (“Second Request”) from the U.S. Federal Trade Commission or U.S. Department of Justice.

Section 6.6 Public Announcements. The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential after the Closing. Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange having jurisdiction over the disclosing Party or its Affiliates, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party or Parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Section 6.6 shall not restrict disclosures by Buyer or Seller that are required by applicable Law or the applicable rules and regulations of any Governmental Authority or stock exchange having jurisdiction over the disclosing Party or its Affiliates, provided that such disclosures shall be made only to the extent required thereunder and, in which case, the Party proposing to issue such publication or press release shall use its reasonable best efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate in good faith with the other Party with respect to the timing, manner and content of such disclosure.

Notwithstanding anything to the contrary in this Section 6.6, subject to the terms of the Confidentiality Agreement, EIV Capital, LLC and its managed investment funds and vehicles shall be permitted to disclose information about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners, shareholders and prospective limited partners or other investors in connection with their ordinary course business operations, including private equity/fund-formation, fundraising, marketing, informational or reporting activities.

Section 6.7 Post-Closing Access; Preservation of Records.

(a) No later than ten (10) days after the Closing Date, Seller shall deliver the Books and Records to Buyer at the location designated by Buyer.

(b) From and after the Closing until the fifth anniversary thereof, Buyer and its Affiliates shall make, or cause to be made, available to Seller the Books and Records relating to the business of the Company Group prior to the Closing (and the assistance of employees responsible for such Books and Records) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action brought by or against a third party or (ii) preparing reports to Governmental Authorities; provided, however, that access to such books, records, documents and employees shall not unduly interfere with the normal operations of Buyer, its Affiliates, a Company and the reasonable out-of-pocket expenses of Buyer, its Affiliates and a Company incurred in connection therewith shall be paid by Seller. Buyer shall cause each Company to maintain and preserve all such Books and Records until the fifth anniversary of the Closing Date.

Section 6.8 Non-Competition Restrictions.

(a) For a period of six months from and after the Closing Date, Seller agrees that it shall not, and Seller shall not permit any of Seller’s Affiliates to engage in the business of developing, constructing, selling, owning, maintaining or operating any produced water midstream infrastructure anywhere within Howard County, Texas (a “Competitive Business”).

(b) For a period of six months from and after the Closing Date, Seller agrees that it shall not, and shall not permit any of Seller’s Affiliates to, induce or attempt to induce, any Person that is a current customer or supplier of any Company Group member as of the Closing Date to cease doing business with Buyer or any of its Affiliates or any of the Company Group members.

(c) For a period of six months from and after the Closing Date, Seller agrees that it shall not, and shall not permit any of Seller’s Affiliates to, solicit for employment any Person who is an employee of any of the Company Group as of the Closing Date (“Restricted Person”) or encourage any such employee to terminate his or her employment with Buyer or any Affiliate of Buyer, including the Company Group; provided, that the foregoing shall not prohibit Seller or its Affiliates from (i) making general employment solicitations, such as through advertisements in publicly available media or through the efforts of a search firm, in each case so long as such solicitations, advertisements or search firms do not specifically target any Restricted Person, (ii) soliciting any Restricted Person following the involuntary termination of his or her employment with the Company Group, or (iii) hiring or otherwise engaging any Restricted Person following the termination of his or her employment with the Company Group.

(d) Seller acknowledges that a breach or threatened breach by Seller of any of the covenants set forth in this Section 6.8 cannot be reasonably or adequately compensated in damages in an action at law, and that Buyer or its Affiliates will be entitled to obtain, among other remedies, injunctive relief, which may include, but will not be limited to (i) restraining Seller or its Affiliates from engaging in any action that would constitute or cause a material breach or violation of this Section 6.8, and (ii) obtaining specific performance to compel Seller or its Affiliates to perform its obligations and covenants hereunder. Nothing herein contained shall be construed as prohibiting the Buyer or any of its Affiliates from pursuing any other remedy available to it for such breach or threatened breach.

Section 6.9 Tax Matters.

(a) Seller shall prepare and file or cause to be prepared and filed all income Tax Returns that are required to be filed by or with respect to each Company or Subsidiary of a Company for any taxable period ending on or before the Closing Date. Seller shall deliver to Buyer copies of each such income Tax Return at least twenty (20) days prior to the due date (taking into account extensions of time to file) for filing such income Tax Return and shall permit Buyer to review and comment on such Tax Return. Seller shall consider in good faith any reasonable comments Buyer submits to Seller no less than seven (7) days prior to the due date of such Tax Return. Buyer will cause such Tax Returns that are not required to be filed on or prior to the Closing Date to be timely filed by each Company.

(b) Buyer shall prepare and timely file (or cause to be timely filed) all Tax Returns (other than income Tax Returns described in Section 6.9(a)) that relate to tax periods ending on or before the Closing Date or relate to Straddle Periods that, in either case, are required to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practices and methods of each Company unless otherwise required by applicable Law. Buyer shall deliver to Seller copies of each such Tax Return at least twenty (20) days prior to the due date for filing such Tax Return and shall permit Seller to review and comment on such Tax Return. Buyer shall incorporate any reasonable comments Seller submits to Buyer no less than seven (7) days prior to the due date of such Tax Return.

(c) In the case of any Taxes imposed with respect to a Straddle Period, the portion of such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to equal (i) in the case of real or personal property Taxes or other similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period, and (ii) in the case of any other Taxes, the amount of Taxes that would be payable based on an interim closing of the books of each Company as of the end of the day on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (such as depreciation) shall be apportioned on a pro rata basis. For the avoidance of doubt, Seller (or its Affiliates) shall be responsible for and bear any Texas franchise Taxes imposed or calculated with respect to any gain recognized by Seller or its Affiliates from the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary, without Seller’s prior written consent, none of Buyer, any of its Affiliates (including the Company Group), or any Representatives thereof, shall, take any action outside the ordinary course of business on the Closing Date following the Closing or, with respect to a Pre-Closing Tax Period with respect to Taxes for which Seller (or Seller’s direct or indirect owners) is or may be liable following the Closing, (i) amend or approve or consent to the amendment of any Tax Return; (ii) make, change, approve or consent to any Tax election with respect to the Company Group; (iii) initiate any voluntary contact (including through any voluntary disclosure program) with any Governmental Authority in respect of Taxes or Tax Returns of the Company Group; (iv) file any Tax Return that is inconsistent with past practices of the Company Group; or (v) compromise or settle any Tax liability of the Company Group, in each case of (i) through (v), if such actions would reasonably be expected to increase the Taxes payable by Seller or Seller’s direct or indirect owners.

(e) Each of Seller and Buyer shall (and shall cause their respective Affiliates, including, after the Closing, the Company Group) furnish to the other party such information as such party may reasonably request in connection with the filing of any Tax Returns or Tax Proceedings with respect to Tax matters relating to the Company Group or the transaction contemplated by this Agreement, including by providing access to relevant books and records and making employees of Buyer or the Company Group reasonably available to provide additional information and explanation of any materials provided hereunder.

(f) In the case of any audit, examination or other proceeding (a “Tax Proceeding”) for which Seller is or may be liable for any Taxes pursuant to this Agreement, Buyer shall inform Seller in writing of such Tax Proceeding within ten (10) days after the receipt by Buyer of written notice thereof. In the event Buyer fails to timely provide Seller with written notice of such Tax Proceeding, Seller’s obligation to indemnify Buyer or its Affiliates hereunder (if any) shall be reduced to the extent of any adverse consequences arising as a result of such failure to notify. Buyer shall afford Seller, at Seller’s expense, the opportunity to control the conduct of such Tax Proceeding; provided, however, that Buyer shall have the right, at Buyer’s expense, to attend and participate in such Tax Proceeding. If Seller elects not to control the conduct of any such Tax Proceeding, Buyer shall control the conduct of such Tax Proceeding at Buyer’s expense, and Seller shall have the right (at Seller’s expense) to attend and participate in such Tax Proceeding; provided, that, Buyer shall not settle or compromise such Tax Proceeding without the prior written consent of Seller.

(g) The Parties agree that the transactions pursuant to this Agreement shall, for federal income Tax (and related state income Tax) purposes, be reported as a transfer by Seller to DKL of the equity interests of H2O Intermediate, a 99.99% partnership interest in H2O Midstream and 100% of the assets of H2O Permian, and that a Section 754 election shall be made with respect to the transfer of the interests in H2O Midstream. The Parties further agree that such transfer of interests and assets shall be treated for federal income Tax (and related state income Tax) as (i) a taxable sale of interests and assets by Seller to DKL to the extent attributable to the Cash Consideration and any liabilities and adjustments allocable to the taxable sale under the Treasury Regulations under Section 707 of the Code and any other applicable federal income Tax principles (the “Taxable Sale”) and (ii) Tax-free contributions of interests and assets by Seller to DKL in exchange for partnership interests governed by Section 721 of the Code to the extent attributable to the Stock Consideration and any liabilities and adjustments allocable to the contribution under the Treasury Regulations under Section 707 of the Code and any other applicable federal income Tax principles (the “Contribution”). The Parties will consult with each other and attempt to agree in good faith (i) which portions of the transferred interests and assets are allocable to the Taxable Sale and which are allocable to the Contribution, (ii) which liabilities and adjustments are allocable to the Taxable Sale and which are allocable to the Contribution, and (iii) the allocation of amounts treated as consideration for federal income Tax (and related state income Tax) purposes among the interests and assets transferred pursuant to the Taxable Sale and Contribution in accordance with applicable federal income Tax principles; in the event the Parties are unable to agree, any such disagreement shall be resolved by the Independent Accounting Firm in accordance with the procedures described in Section 2.5(c) and Section 2.5(d). Each Party agrees not to assert, in connection with any Tax Return, Tax audit or similar proceeding, any position inconsistent with the allocations and determinations described in this Section 6.9(g); provided, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit or similar proceedings in connection therewith. Differences between the fair market value and the basis of the transferred interest and assets allocable to the Contribution shall be taken into account in the manner required by Section 704(c) of the Code. DKL will elect the remedial method of Treas. Reg. §1.704-3(d) as to all such assets. All other determinations regarding the application of Section 704(c), the determination and maintenance of capital accounts and other Tax matters relating to the Contributions and the assets allocable thereto shall be made in the discretion of DKL in a manner consistent with the Governing Documents of DKL.

Section 6.10 Insurance.

(a) Buyer acknowledges that each Person who is now, or has been at any time prior to the Execution Date or who becomes prior to the Closing, a member, director, officer or manager of any Company (each, a “Covered Person,” and collectively, the “Covered Persons”), may be entitled to indemnification, expense reimbursement and advancement and exculpation to the extent provided in the Governing Documents of the Company Group.

(b) Without limiting the foregoing, for a period of six (6) years following Closing, unless prohibited by Law, Buyer shall cause each Company to continue to honor its respective obligations (in accordance with the terms of its respective Governing Documents in effect as of the Execution Date) with respect to the indemnification, advancement of expenses and exculpation of the Covered Persons arising or resulting from any actions or omissions of any such Covered Persons at or prior to the Closing (including in connection with this Agreement or the other Transaction Documents).

(c) From and after Closing, Buyer shall obtain and maintain or cause to be obtained and maintained (at Seller’s sole cost and expense, including all premiums and deductibles) a six (6)-year “tail” policy with respect to the Covered Persons as of the Execution Date hereof containing terms, benefits, conditions, retentions and levels of coverage not materially less favorable than the terms of such current insurance coverage.

(d) In the event Buyer or the Company Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or the Company Group, as applicable, shall assume the obligations set forth in this Section 6.10.

Section 6.11 Employee Relations and Benefits.

(a) The individuals set forth on Section 6.11(a) of the Seller Disclosure Schedule (the “Resigning Employees”) have each entered into a Separation and Release Agreement as of the date hereof (collectively, the “Executive Separation Agreements”), pursuant to which they shall resign from the Company Group effective as of the Closing.

(b) At least ten (10) days prior to the Closing Date, Buyer shall identify to Seller in writing which of the employees of the Company Group identified on Section 6.11(b)(i) of the Seller Disclosure Schedule (the “Identified Employees”) are to be retained by Buyer following Closing (the “Specified Continuing Employees”), and Seller shall terminate, effective as of not later than the Closing Date, all Identified Employees who are not Specified Continuing Employees (the “Terminated Employees”). The Company Group shall pay severance to each Terminated Employee in amounts as set forth on Section 6.11(b)(ii) of the Seller Disclosure Schedule (the “Specified Severance Payments”), in each case, subject to the Terminated Employee signing and not revoking a release of claims in favor of Seller, the Company, Buyer and their Affiliates in a form to be mutually agreed between Seller and Buyer, and any obligations of the Company Group that exist as of the Closing for, any compensation or other amounts payable to any Resigning or Terminated Employee, including salary, wages, hourly pay, commission, bonus, accrued vacation, severance, termination, retention or other payments and the employer portion of all associated employment or payroll taxes will, as applicable, be treated as Outstanding Seller Transaction Expenses, as included in Company Group Indebtedness Amount or as a current liability in the Adjusted Working Capital. Buyer shall comply with all applicable Laws with respect to its determinations as to which Identified Employees will be Specified Continuing Employees.

(c) For a period of not less than one (1) year following the Closing Date, Buyer shall, or shall cause the Company Group to, provide each employee of a Company who is employed by a Company immediately prior to the Closing and continues in the employ of Buyer, a Company or any of their respective Affiliates following the Closing Date (“Continuing Employees”) with: (i) annual base salary or wages, that are no less than the annual base salary or wages, respectively, provided to such Continuing Employee immediately prior to the Closing Date and (ii) employee benefits, including severance entitlements, that are not in the aggregate less favorable to such Continuing Employee than those benefits provided to such Continuing Employee immediately prior to the Closing Date (provided, for the avoidance of doubt, the determination of whether any benefits are in the aggregate less favorable to such Continuing Employee than those benefits provided to such Continuing Employee immediately prior to the Closing Date shall not take into account the treatment or payment by or on behalf of an employee of any premiums under any benefit plans). Until December 31, 2024, Buyer shall, or shall cause the Company Group to, provide each Continuing Employee with bonuses that are no less than the annual bonuses provided to such Continuing Employee immediately prior to the Closing Date, prorated for the calendar year for the period beginning on the Closing Date and ending on December 31, 2024.

(d) From and after the Closing, Buyer (i) shall give each Continuing Employee full credit for all purposes, including eligibility to participate, vesting (but not level of benefits (other than with respect to severance and vacation or paid time off entitlements) and benefit accruals), under any employee benefit plans, programs and arrangements (excluding any defined benefit plans and equity incentive plans) provided, sponsored, maintained or contributed to by Buyer or any of its Affiliates in which such Continuing Employees are eligible to participate (“Buyer Plans”) for such Continuing Employee’s service with such Company, and with any predecessor employer, to the same extent recognized by such Company, except to the extent such credit would result in the duplication of benefits for the same period of service, and (ii) shall credit to each Continuing Employee under the applicable vacation or paid time off program of Buyer or its Affiliates for all unused vacation or other paid time off days of such Continuing Employee that accrued on or prior to the Closing Date under any vacation or paid time off program of such Company in place immediately prior to the Closing Date, and shall not take any actions that adversely affect any such Continuing Employees (or their future accrual of vacation or paid time off) as a result of such credit.

(e) Buyer shall make commercially reasonable efforts to (i) waive or cause to be waived for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Affiliates applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable (or was previously satisfied by) to such Continuing Employee under the terms of the comparable Benefit Plan, and (ii) give or cause to be given full credit under the Buyer Plans applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles under any Benefit Plan satisfied prior to the Closing in the same plan year as the Closing for purposes of any annual and lifetime maximums, as if there had been a single continuous employer.

(f) The Parties acknowledge and agree that all provisions contained in this Section 6.11 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 6.11 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Benefit Plan or any Buyer Plan or (ii) confer on any Participant or any other Person (other than the Parties) any rights or remedies (including any right to employment or other service relationship or any third party beneficiary rights).

Section 6.12 Seller Credit Support Obligations. Buyer acknowledges that none of the bonds, letters of credit and guarantees set forth on Section 6.12 of the Seller Disclosure Schedule (collectively, the “Seller Credit Support Obligations”), will be transferred to Buyer or the Company Group. At or prior to the scheduled Closing Date, Buyer, at Buyer’s sole cost and expense shall deliver to Seller evidence of the posting of replacement bonds, letters of credit and guarantees to the extent such replacements are necessary to permit the cancellation of the Seller Credit Support Obligations. Buyer shall indemnify and hold Seller harmless from and against any and all liabilities arising out of, based upon, attributable to or resulting from Buyer’s failure to replace such Seller Credit Support Obligations in accordance with this Section 6.12.

Section 6.13 Termination of Affiliate Arrangements(a) . On or prior to the Closing Date, Seller shall cause the Affiliate Arrangements set forth on Section 6.13 of the Seller Disclosure Schedule to be terminated without any further force or effect from and after the Closing. If any Affiliate Arrangements are found to exist (whether or not set forth on Section 4.25 or Section 6.13 of the Seller Disclosure Schedule), Buyer may elect to terminate such Affiliate Arrangements effective as of the Closing Date.

Section 6.14 RWI Policy. Concurrently with the execution and delivery of this Agreement, Buyer may elect to bind the RWI Policy. Buyer shall bear all costs related to the RWI Policy, including, without limitation, the premium, broker commission, applicable taxes, and any related fees. Should Buyer so elect to bind the RWI Policy, Buyer shall execute and cause to be executed and delivered all documents, and shall meet all other subjectivities, conditions and covenants as may be required by the RWI Insurer in connection with (a) binding coverage under the terms of the RWI Policy on the date hereof, (b) issuing the final RWI Policy, and (c) in relation to any claim made thereunder. Should Buyer so elect to bind the RWI Policy, Buyer shall cause the RWI Policy to include a provision whereby the RWI Insurer expressly waives, releases, and agrees not to pursue, directly or indirectly, any rights, including rights of or via subrogation, assignment, or otherwise, against each Company, Seller, or any of their respective Affiliates, or any former or current general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of any of the foregoing with respect to any claim made thereunder (except in the case of, and only to the extent of, Damages paid by the RWI Insurer under the RWI Policy resulted from Fraud, and in such case only against such Person who has committed such Fraud) and not against any other Person. Should Buyer so elect to bind the RWI Policy, Seller shall be identified in the RWI Policy as an express third party beneficiary of the foregoing provision with the right of enforcement. Should Buyer so elect to bind the RWI Policy, the RWI Policy, including the foregoing subrogation provision, shall not be in any way amended, modified, supplemented, terminated, waived, or otherwise revised, and no amendment, modification, supplementation, termination, waiver or revision shall be effective, without the express written consent of Seller.

Section 6.15 Seller Marks. Notwithstanding anything to the contrary in this Agreement, Buyer shall not acquire or otherwise be entitled to, and no Company shall retain, any right, title, interest, or license in or to any of the Seller Marks or any goodwill of the business associated therewith. Buyer shall, as promptly as practicable, but in any event within ninety (90) days after the Closing Date (the “Removal Deadline”), eliminate and remove (or cause to be eliminated and removed) any and all of the Seller Marks from the Company Group’s assets and properties and Buyer shall amend the Company Group’s Governing Documents and make the necessary filings with the Secretary of State of the State of Delaware and the State of Texas, as applicable, to change the legal or business name of each Company to a name that does not include “H2O” or other similar identifiers or any abbreviation, derivation or extension thereof and that is satisfactory to Seller. From and after the Removal Deadline, Buyer shall not, and Buyer shall cause its Affiliates not to, use any of the Sellers Marks in connection with the Business, the Company Group’s assets or properties or otherwise; provided, however, that from and after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, send or cause to be sent to any Person any correspondence or other materials containing any of the Seller Marks.

Section 6.16 Financial Cooperation. For the avoidance of doubt, during the Interim Period and until the first anniversary of the Closing Date, (or the earlier termination of this Agreement pursuant to Section 9.1), subject to the limitations set forth in this Section 6.16, Seller shall (and shall cause the Company Group during the Interim Period to) provide such reasonable cooperation as may be reasonably requested by Buyer in writing with respect to preparation, at Buyer’s sole cost and expense, of such financial information other than the Financial Statements in such form and for such periods as may be reasonably requested by Buyer. For the avoidance of doubt, to the extent requested by Buyer, Seller shall provide Buyer, at Buyer’s sole cost and expense, auditor reviewed consolidated balance sheets and the related consolidated statements of operations, equityholders’ equity and cash flows for the respective period then-ended of Seller and its Subsidiaries (including the Company Group) for the period beginning on January 1, 2024 through the Closing Date and in all cases also presenting the corresponding year-to-date unaudited consolidated financial statements for the comparative periods in 2023, and all of which current and prior year interim periods’ unaudited consolidated financial statements shall be prepared in accordance with the requirements of the Accounting Principles and shall be reviewed pursuant to AICPA standards.

Section 6.17 Casualty Loss. If, during the Interim Period, any Property of a Company is damaged by one or more Events of Loss or is taken by a Governmental Authority by exercise of the power of eminent domain, (each, a “Taking”), then the following provisions of this Section 6.17 shall apply:

(a) Following the occurrence of (i) one or more Events of Loss, if the aggregate costs to restore, repair or replace the Properties of a Company subject to all Events of Loss to a condition reasonably comparable in all material respects to their condition as of the Execution Date, such amount pursuant to this clause (i) to be determined by mutual agreement of the Parties, or, absent such agreement, by an independent third party appraiser or other qualified expert selected by Seller and reasonably acceptable to Buyer (collectively, “Restoration Costs”) or (ii) any Taking, if the value of the property subject to all Takings, less any condemnation award received by Buyer or its Affiliates (including the Company Group), such amount pursuant to this clause (ii) to be determined by mutual agreement of the Parties, or, absent such agreement, by an independent third party appraiser or other qualified expert selected by Seller and reasonably acceptable to Buyer (collectively, the “Condemnation Value”), is, in the aggregate, less than or equal to an amount equal to five percent (5%) of the Base Purchase Price, there shall be no effect on the transactions contemplated by this Agreement, including for purposes of the Closing conditions and the termination provisions in this Agreement, except that, at Closing, if not otherwise previously paid over or assigned to the affected Company, Seller shall (A) pay or cause to be paid to the affected Company all sums received by Seller or any of its Affiliates as of the Closing Date from third parties in respect of all such Events of Loss or Takings, including property damage insurance proceeds (net of any such amounts expended by Seller or any of its Affiliates prior to the Closing in furtherance of completing any related repair, restoration or replacement) or condemnation awards and (B) assign, transfer and set over unto such affected member all of the right, title and interest of Seller or any of its Affiliates in and to any claims against, or unpaid proceeds or other payments from, third parties in respect of such Events of Loss or Takings.

(b) Subject to Buyer’s termination right set forth in Section 6.17(d), upon the occurrence of one or more Events of Loss or Takings involving aggregate Restoration Costs and a Condemnation Value in excess of an amount equal to five percent (5%) of the Base Purchase Price (a “Major Loss”), Seller shall have, in the case of a Major Loss relating solely to one or more Events of Loss, the option, exercised by notice to Buyer, to restore, repair or replace the Property prior to the Closing to a condition reasonably comparable in all material respect to their condition as of the Execution Date. If Seller elects to so restore, repair or replace such Properties relating to a Major Loss, which election shall be made by notice to Buyer prior to the Closing Date and as soon as reasonably practicable following the occurrence of such Major Loss, Seller shall complete or cause to be completed prior to the Closing, as a condition to Buyer’s obligation to consummate the Closing, the repair, replacement or restoration of the damaged Property to a condition reasonably comparable in all material respects to their condition as of the Execution Date, and the Closing Date and the Termination Date shall be postponed for a period not in excess of ninety (90) days until the amount of time reasonably necessary to enable Seller to complete the restoration, repair or replacement of such Property as reasonably agreed between the Parties has elapsed. If Seller elects not to restore, repair or replace the property or assets affected by a Major Loss, or such Major Loss is the result, in whole or in part, of one or more Takings, or is otherwise not capable of being restored, repaired or replaced, the provisions of Section 6.17(c) shall apply.

(c) Subject to Buyer’s termination right set forth in Section 6.17(d), in the event that (i) Seller elects not to restore, repair or replace such assets or properties relating to a Major Loss, (ii) Seller, having elected to repair, replace or restore such Properties, fails to cause such repair, replacement or restoration to be completed within the period of time agreed upon by the Parties pursuant to or as otherwise required by Section 6.17(d), (iii) a Major Loss occurs that is not otherwise capable of being restored, repaired or replaced, then, in each case, the Parties shall, within thirty (30) days following the occurrence of such event, adjust the Base Purchase Price by the aggregate Restoration Cost or Condemnation Value related thereto, less the costs of any amounts expended by or on behalf of Seller or its Affiliates prior to the Closing which were meaningful to repair, replace or restore such assets or property, and proceed to the Closing.

(d) In the event that the aggregate Restoration Costs or Condemnation Value, as applicable, with respect to all Events of Loss or Takings equals an amount in excess of twenty-five percent (25%) of the Base Purchase Price, then each Party shall have the right to terminate this Agreement by providing written notice to the other Party not later than ten (10) Business Days after the determination of such Restoration Costs or Condemnation Value. If neither Party timely elects to terminate this Agreement pursuant to the immediately preceding sentence, then the Base Purchase Price shall be reduced by an amount equal to such Restoration Costs or Condemnation Value, as applicable, and the Parties shall proceed to the Closing.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver in writing by such Party) at or prior to the Closing of each of the following conditions:

(a) No Order or Law. No Governmental Order or other Law shall have been issued, entered, enacted or promulgated and remain in effect that enjoins, restrains, prohibits or makes unlawful the consummation of the transactions contemplated by this Agreement.

(b) HSR Act. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated.

Section 7.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of each of the following additional conditions:

(a) Accuracy of Buyer’s Representations and Warranties. (i) The representations and warranties of Buyer contained in this Agreement (other than Section 5.1 and Section 5.2), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, and (ii) the representations and warranties of Buyer contained in Section 5.1 and Section 5.2 shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).

(b) Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.

(c) Closing Documents. Buyer shall have delivered all agreements, instruments and documents required to be delivered by Buyer under Section 2.3(c).

(d) Certificate of Buyer. Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 7.2(a) and Section 7.2(b) as of the Closing Date.

Section 7.3 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Seller’s Representations and Warranties. (i) The representations and warranties of Seller (including, for the avoidance of doubt, those made in Article IV) contained in this Agreement (other than those contained in Section 4.29 or the Seller Fundamental Representations), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be material to the Company Group, when taken as a whole, (ii) the representations and warranties of Seller set forth in Section 4.29 disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Seller and (iii) the Seller Fundamental Representations shall be true and correct in all respects, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date.

(b) Covenants and Agreements of Seller. Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Seller prior to the Closing.

(c) Closing Documents. On or prior to the Closing Date, Seller shall have delivered all agreements, instruments and documents required to be delivered by Seller pursuant to Section 2.3(b).

(d) Certificate of Seller. Buyer shall have received a certificate signed by a duly authorized officer of Seller confirming the matters set forth in Section 7.3(a) and Section 7.3(b) as of the Closing Date.

(e) No Material Adverse Effect. Between the Execution Date and the Closing Date, no event or events shall have occurred that, individually or in the aggregate, with or without the lapse of time, constitute or would reasonably be expected to result in a Material Adverse Effect.

ARTICLE VIII.

SPECIFIC PERFORMANCE; RELEASE

Section 8.1 Specific Performance. Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 8.2 Waiver and Release.

(a) Subject to Section 6.8, Section 6.13 and Section 8.2(c), effective as of the Closing, Buyer, for itself and each of its Affiliates (including the Company Group) and its and their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, Affiliates, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities (including without limitation, any liability under applicable Environmental Laws), defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have, or might have or may assert now or in the future, against Seller or any of its Affiliates or any of its or their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling persons, Affiliates, attorneys, assignees, agents, representatives and representatives of any of the foregoing, and any and all former, current and future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Buyer Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing solely to the extent relating to the Company Group, the ownership of the Company Group Interests, the business or the operation, management, use or control of the business of the Company Group or the transactions contemplated by this Agreement and the other Transaction Documents, except in the case of Fraud.

(b) Subject to Section 8.2(c), effective as of the Closing, Seller, for itself and each of its Affiliates and its and their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, Affiliates, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have, or might have or may assert now or in the future, against Buyer or any of its Affiliates or any of its or their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling persons, Affiliates, attorneys, assignees, agents, representatives and representatives of any of the foregoing, and any and all former, current and future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Seller Releasee”) solely to the extent relating to the Company Group, the ownership of the Company Group Interests, the business or the operation, management, use or control of the business of the Company Group or the transactions contemplated by this Agreement and the other Transaction Documents, except in the case of Fraud.

(c) Notwithstanding the foregoing, nothing contained in this Section 8.2 shall release, waive, discharge, relinquish or otherwise affect the express rights or obligations of any Person under this Agreement or any other Transaction Document. Each Buyer Releasee and Seller Releasee to whom this Section 8.2 applies shall be a third party beneficiary of this Section 8.2.

ARTICLE IX.

TERMINATION

Section 9.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by the date which is one hundred and twenty (120) days following the Execution Date (the “Termination Date”), unless extended by written agreement of Seller and Buyer; provided that if five (5) days prior to the Termination Date, all of the conditions to the Closing in Article VII have been satisfied or waived, other than any of the conditions in Section 7.1(a) (solely if the Governmental Order or other Law relates to any Antitrust Law) or Section 7.1(b) and conditions to be satisfied at the Closing (so long as such conditions remain capable of being satisfied), the Termination Date shall automatically be extended for an additional sixty (60) days, which later date shall thereafter be deemed the Termination Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party if such failure of the Closing to occur by the Termination Date was primarily due to the material breach or violation of any of the representations, warranties, covenants or agreements contained in this Agreement by such Party; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party during the pendency of any proceeding for specific performance of this Agreement provided by Section 8.1, and in such case, the Termination Date shall automatically be extended following completion of such proceeding such that the Termination Date shall be five (5) Business Days following the completion of such proceeding;

(c) by either Seller or Buyer by giving written notice to the other Party if such other Party has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause any condition of such Party giving notice set forth in Article VII not to be satisfied and such breach has not been cured within the earlier of (x) the Termination Date and (y) thirty (30) days after written notification thereof by the Party seeking termination hereunder;

(d) by either Seller or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued, entered, enacted or promulgated a Governmental Order or other Law or taken any other action permanently restraining, enjoining or otherwise prohibiting or making unlawful the consummation of any of the transactions contemplated by this Agreement, and such Governmental Order, Law or other action shall not be subject to appeal or shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party if such Governmental Order, Law or other action was primarily due to the material breach by such Party of any of its obligations hereunder; or

(e) by either Party, pursuant to Section 6.17.

(f) by Seller (i) by giving written notice to Buyer (A) if all the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) and (B) Buyer does not consummate the Closing when the Closing is required to occur pursuant to Section 2.3 and (ii) such failure to consummate the Closing is not cured within five (5) Business Days of the date the Closing is required to occur.

Section 9.2 Effect of Termination. Except in the event of Fraud, in the event of any termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any liability on the part of either Party or its Affiliates in respect thereof, except that provisions of, and the obligations of Buyer and Seller under Section 6.3(d), Section 6.3(e), Section 6.6, Section 6.7, Section 8.1, Article VIII, this Article IX and Article X of this Agreement, and any of the defined terms to the extent used therein, and the Confidentiality Agreement shall remain in full force and effect. Notwithstanding anything to the contrary in this Agreement:

(a) if Seller has a right to terminate this Agreement pursuant to Section 9.1(c) or Section 9.1(f), then Seller shall be entitled to (i) terminate this Agreement or (ii) seek specific performance in accordance with Section 8.1. If Seller elects to terminate this Agreement pursuant to Section 9.2(a)(i), then Seller and Buyer shall promptly deliver a joint instruction letter to the Escrow Agent instructing the Escrow Agent to deliver the Deposit to Seller, together with any accrued interest thereon, and the Parties acknowledge and agree that in such circumstance, (A) the amount of the Deposit represents the Parties’ reasonable estimate of Seller’s actual damages and the extent of the actual damages is difficult and impracticable to ascertain, (B) the payment of the Deposit as liquidated damages is reasonable and does not constitute a penalty, and (C) the payment of the Deposit shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer or any of its Non-Party Affiliates in lieu of any other damages or remedies available at Law or in equity, including any right of specific performance or other equitable relief pursuant to Section 8.1. The Parties acknowledge and agree that such Non-Party Affiliates are intended third party beneficiaries of this Section 9.2. Nothing herein shall be construed to prohibit Seller from first seeking specific performance, but thereafter terminating this Agreement and exercising the right to instruct the Escrow Agent to disburse the Deposit to Seller in lieu of fully prosecuting its claim for specific performance;

(b) if Buyer has a right to terminate this Agreement pursuant to Section 9.1(c), then Buyer shall be entitled to (i) terminate this Agreement or (ii) seek specific performance in accordance with Section 8.1. If Buyer elects to terminate this Agreement pursuant to Section 9.2(b)(i), then Seller and Buyer shall promptly deliver a joint instruction letter to the Escrow Agent instructing the Escrow Agent to deliver the Deposit to Buyer, together with any accrued interest thereon, and the Parties acknowledge and agree that in such circumstance Buyer shall have the right to seek actual damages against Seller up to the amount of the Deposit, and all other remedies are hereby expressly waived by Buyer. Nothing herein shall be construed to prohibit Buyer from first seeking specific performance, but thereafter terminating this Agreement and exercising its right to recover (in addition to a return of its Deposit) the costs to which it is entitled above; and

(c) if this Agreement is terminated other than as set forth in clause (a) or (b) above, then Seller and Buyer shall promptly deliver a joint instruction letter to the Escrow Agent instructing the Escrow Agent to deliver the Deposit to Buyer, together with any accrued interest thereon, and the Parties acknowledge and agree that in such circumstance, (A) the amount of the Deposit represents the Parties’ reasonable estimate of Buyer’s actual damages and the extent of the actual damages is difficult and impracticable to ascertain, (B) the return of the Deposit as liquidated damages is reasonable and does not constitute a penalty and (C) the return of the Deposit shall be the sole and exclusive remedy of Buyer in lieu of any other damages or remedies available at Law or in equity, including any right of specific performance or other equitable relief pursuant to Section 8.1 (provided that, for the avoidance of doubt, if Buyer makes a claim for specific performance of this Agreement and the Closing does not subsequently occur, then the Parties shall jointly instruct the Escrow Agent to pay the Deposit to Buyer as set forth in this Section 9.2).

ARTICLE X.

MISCELLANEOUS

Section 10.1 Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than (a) the Parties and their respective successors and permitted assigns, (b) the Covered Persons with respect to Section 6.10, (c) Seller’s Affiliates and Buyer’s Affiliates with respect to Section 8.2, (d) the Non-Party Affiliates with respect to Section 9.2 and Section 10.11 and (e) Seller’s Counsel with respect to Section 10.13, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 10.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void.

Section 10.3 Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or e-mail transmission (in each case, with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Party:

If to Seller:	H2O Midstream Holdings, LLC
2925 Briarpark Drive, Suite 1050
Houston, Texas 77042
Attention: Jim Summers
E-mail: jim.summers@h2omidstream.com

and

c/o EIV Capital, LLC 910 Louisiana Street, Suite 4010
Houston, Texas 77002
Attention: Max Harris
Email: mharris@eivcapital.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP 811 Main Street, Suite 3700
Houston, Texas 77002
Attention: James M. Garrett
E-mail: james.garrett@lw.com

If to Buyer:	DKL Neptune Recycling, LLC
310 Seven Springs Way Suite #500
Brentwood, Tennessee 37027
Attention: Mark Hobbs
E-mail: Mark.Hobbs@delekus.com

with a copy to (which shall not constitute notice):

DKL Neptune Recycling, LLC 310 Seven Springs Way Suite #500
Brentwood, Tennessee 37027
Attention: General Counsel
E-mail: legalnotice@delekus.com

and

Baker Botts L.L.P. 910 Louisiana Street, Suite 4010
Houston, Texas 77002
Attention: Erin Hopkins
Email: erin.hopkins@bakerbotts.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received (i) when delivered by hand or transmitted by e-mail (in each case, with acknowledgment received), (ii) three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 10.4 Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 10.5 Exhibits and Schedules.

(a) All Exhibits and Schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.

(b) Any disclosure made by a Party in the Disclosure Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure only with respect to the Section or Schedule on which such disclosure is included. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.6 Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.8 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto) and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 10.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Company Group Interests be enforceable absent enforceability of the obligation of Buyer to pay the Base Purchase Price, as adjusted in accordance with Section 2.5, and vice versa.

Section 10.10 Expenses.

(a) Buyer shall be obligated to pay any and all costs of any audit of each Company as may be required to enable Buyer to complete and file any filing by Buyer or an Affiliate of Buyer with any Governmental Authority or otherwise. Buyer shall be obligated to pay all filing fees with respect to any filings required under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby.

(b) Any fees, costs or expenses incurred in connection with obtaining any third party Consent required in connection with the consummation of the transactions contemplated hereby shall be borne by Buyer.

(c) Unless otherwise provided herein, including as provided in Article II, each of Buyer and Seller agrees to pay or cause to be paid, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 10.11 No Recourse Against Non-Party Affiliates. Other than pursuant to and to the extent provided in the Transaction Documents, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document), may be made only against (and are those solely of) the Persons that are expressly identified as parties hereto in the preamble to this Agreement or, in the case of each other Transaction Document, the Persons that are expressly identified as parties thereto (the “Contracting Parties”). Other than pursuant to and to the extent provided in the Transaction Documents, no Person who is not a Contracting Party, including any past, present or future Representative, incorporator, equityholder or Affiliate of such Contracting Party or Affiliate of any of the foregoing (in each case, except a Contracting Party) (the “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the other Transaction Documents, as applicable, or based on, in respect of, or by reason of this Agreement or any of the other Transaction

Documents in the negotiation, execution, performance, or breach thereof; and, to the maximum extent permitted by Law, each Contracting Party hereby irrevocably and unconditionally waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. Without limiting the generality of the foregoing, to the maximum extent permitted by Law, other than pursuant to and to the extent provided in the Transaction Documents, (a) each Contracting Party hereby irrevocably and unconditionally waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party irrevocably and unconditionally disclaims any reliance upon any Non-Party Affiliates with respect to the performance of any of the Transaction Documents or any representation or warranty made in, in connection with, or as an inducement to any of the Transaction Documents.

Section 10.12 No Survival. None of the representations and warranties of any party contained in this Agreement (including any certificates to be delivered under Article VII of this Agreement) shall survive the Closing. None of the covenants or obligations of any party to this Agreement required to be performed by such party at or before the Closing shall survive the Closing; provided, that for the avoidance of doubt, the obligations hereunder to make payments at or in connection with the Closing shall survive until performed in accordance with their terms. Unless otherwise indicated herein, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until they have been performed or satisfied.

Section 10.13 Legal Representation.

(a) It is acknowledged by each of the Parties that the Company Group and Seller have retained Latham & Watkins LLP (“Seller’s Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Seller’s Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that Buyer hereby waives any conflict of interest as a result thereof. Seller and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates (including the Company Group), on the other hand, are adverse, arises after the Closing between Buyer or any of its Affiliates (including the Company Group), on the one hand, and Seller or any of its Affiliates, on the other hand, Seller’s Counsel may represent any or all of Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer or the Company Group, and even though Seller’s Counsel formerly may have represented the Company Group in any matter substantially related to such dispute.

(b) Seller and Buyer and their respective Affiliates, including following the Closing with respect to the Company Group, acknowledge and agree that, in connection with any future Actions or other matters, including any dispute between Buyer, the Company Group or any of their respective Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement or otherwise, (i) as to all communications among Seller’s Counsel, the Company

Group, Seller or any of its Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Seller or its Affiliates (other than the Company Group), and may be controlled by Seller or its Affiliates (other than the Company Group), and shall not pass to or be claimed by Buyer, the Company Group, or any of their respective Affiliates and (ii) Seller’s Counsel may disclose to Seller or its Affiliates any information learned by Seller’s Counsel in the course of its representation of Seller, the Company Group or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, of Seller’s Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have access to any such communications, or to the files of Seller’s Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files of Seller’s Counsel constitute property of the client, only Seller and its Affiliates shall hold such property rights and (B) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company Group by reason of any attorney-client relationship between Seller’s Counsel and the Company Group or otherwise.

(c) If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including the Company Group) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company Group or their Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including the Company Group), shall be entitled to waive such privilege only with the consent of Seller.

Section 10.14 Governing Law. This Agreement and all claims or causes of action based upon, arising out of or relating to this Agreement and the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict or choice of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.15 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware, or in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, and, in each case, appellate courts therefrom) for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and irrevocably agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further irrevocably agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 10.3 shall be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (x) state courts of the State of Delaware or (y) the United States District Court for the District of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 10.16 Counterparts. This Agreement may be executed in any number of original, PDF or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 10.17 No Reliance.

(a) BUYER HAS RELIED SOLELY ON ITS OWN LEGAL, TAX AND FINANCIAL ADVISERS FOR ITS EVALUATION OF ITS INVESTMENT DECISION TO PURCHASE THE COMPANY GROUP INTERESTS AND TO ENTER INTO THIS AGREEMENT AND NOT ON THE ADVICE OF SELLER, ANY OF ITS AFFILIATES OR ITS OR THEIR LEGAL, TAX OR FINANCIAL ADVISERS. BUYER ACKNOWLEDGES THAT ANY FINANCIAL PROJECTIONS THAT MAY HAVE BEEN PROVIDED TO IT ARE BASED ON ASSUMPTIONS OF FUTURE OPERATING RESULTS BASED ON ASSUMPTIONS ABOUT CERTAIN EVENTS (MANY OF WHICH ARE BEYOND THE CONTROL OF SELLER OR THE COMPANY GROUP). EXCEPT FOR THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III, ARTICLE IV AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 7.3(D) (IN EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE), BUYER UNDERSTANDS THAT NO ASSURANCES OR REPRESENTATIONS CAN BE GIVEN THAT THE ACTUAL RESULTS OF THE OPERATIONS OF THE COMPANY GROUP WILL CONFORM TO THE PROJECTED RESULTS FOR ANY PERIOD. EXCEPT FOR THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III, ARTICLE IV AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 7.3(D) (IN EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE), BUYER SPECIFICALLY ACKNOWLEDGES THAT NO REPRESENTATION OR WARRANTY HAS BEEN MADE, AND THAT BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, AS TO THE ACCURACY OF ANY

PROJECTIONS, ESTIMATES OR BUDGETS, FUTURE REVENUES, FUTURE RESULTS FROM OPERATIONS, FUTURE CASH FLOWS, THE FUTURE CONDITION (WHETHER FINANCIAL OR OTHER) OF THE COMPANY GROUP, OR THE BUSINESS OR ASSETS THEREOF, OR ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES.

(b) BUYER, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS AND OTHER REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT (I) NONE OF SELLER OR THE COMPANY GROUP, OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS OR OTHER REPRESENTATIVES, OR ANY OTHER PERSON, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III, ARTICLE IV AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 7.3(D) (IN EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE), INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TRADE AS TO ANY OF THE ASSETS OF THE COMPANY GROUP, (II) NONE OF BUYER, ANY OF ITS AFFILIATES AND ANY OF ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS AND OTHER REPRESENTATIVES, HAS RELIED ON OR IS RELYING ON ANY REPRESENTATION, WARRANTY OR STATEMENT OF ANY KIND BY SELLER OR THE COMPANY GROUP, OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS OR OTHER REPRESENTATIVES, OR ANY OTHER PERSON, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III, ARTICLE IV AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 7.3(D) (IN EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE), INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TRADE AS TO ANY OF THE ASSETS OF THE COMPANY GROUP, AND (III) EACH OF SELLER, THE COMPANY GROUP, AND EACH OF THEIR RESPECTIVE AFFILIATES, AGENTS AND OTHER REPRESENTATIVES HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III, ARTICLE IV AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 7.3(D) (IN EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS OR OTHER PREDICTIONS THAT MAY BE CONTAINED OR REFERRED TO IN THE SCHEDULES OR ELSEWHERE, AS WELL AS ANY INFORMATION, DOCUMENTS OR OTHER MATERIALS (INCLUDING ANY SUCH MATERIALS CONTAINED IN ANY “DATA ROOM” OR REVIEWED BY BUYER OR ANY OF ITS AFFILIATES, AGENTS OR OTHER REPRESENTATIVES PURSUANT TO THE CONFIDENTIALITY AGREEMENT) OR MANAGEMENT PRESENTATIONS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO BUYER OR ANY OF ITS AFFILIATES, AGENTS OR OTHER REPRESENTATIVES ARE NOT AND WILL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF

SELLER OR THE COMPANY GROUP, OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS OR OTHER REPRESENTATIVES, AND, EXCEPT FOR THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III, ARTICLE IV AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 7.3(D) (IN EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE), NO REPRESENTATION OR WARRANTY IS MADE AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE FOREGOING. BUYER UNDERSTANDS AND AGREES THAT ANY INVENTORY, EQUIPMENT, VEHICLES, ASSETS, PROPERTIES AND BUSINESS OF THE COMPANY GROUP ARE FURNISHED “AS IS”, “WHERE IS” AND, SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, ARTICLE IV AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 7.3(D) (IN EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE), WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER.

Section 10.18 Guaranty.

(a) DKL hereby guarantees, as primary obligor and not merely as a surety, (i) the full, complete and prompt payment of all amounts payable by Buyer to Seller under this Agreement (including the Cash Consideration at Closing to Seller) and (ii) the issuance and delivery of the Stock Consideration at Closing to Seller (such obligations, the “Guaranteed Obligations”). DKL’s liability hereunder, including the Guaranteed Obligations, is absolute, unconditional, irrevocable and continuing and shall not be impaired, released or discharged irrespective of any rescission, compromise, modification, amendment or waiver of or any departure from this Agreement, or any or all of the documents entered into in connection therewith. The guarantee in this Section 10.18 is an unconditional, irrevocable and continuing guarantee of payment and not of collection. DKL hereby waives (A) notice of acceptance of the guarantee in this Section 10.18, (B) presentment and demand of the Guaranteed Obligations and (C) any right to require that any action be brought against Buyer or any other Person prior to any action against DKL pursuant to the guarantee in this Section 10.18. To the extent that Buyer is relieved from all or any portion of its payment obligations under this Agreement, DKL shall be similarly relieved, to such extent, from its obligations pursuant to this Section 10.18. The provisions of this Section 10.18 are subject to DKL’s right to assert any defense that could be asserted by Buyer. Notwithstanding anything in this Agreement to the contrary, DKL’s aggregate liability in respect of the Guaranteed Obligations shall not exceed an amount equal to the sum of (I) the Base Purchase Price plus (II) the Adjustment Amount set forth on the Final Adjustment Certificate.

(b) DKL represents and warrants that: (i) DKL is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware; (ii) DKL has all requisite power and authority to execute, deliver and perform this Agreement and to perform the obligations contemplated by this Section 10.18; (iii) the execution, delivery and performance by DKL of this Agreement and the obligations by DKL contemplated by this Section 10.18 have been duly and validly authorized by all requisite action on the part of DKL, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement; (iv) the guarantee in this Section 10.18 constitutes the valid and legally binding obligation of DKL, enforceable against DKL in accordance with the terms of this Section 10.18, except as such validity, binding effect or enforceability may be limited by bankruptcy, insolvency and other similar Laws and general equitable principles; and (v) DKL has uncalled capital commitments or otherwise has available funds in excess of DKL’s obligations under this Agreement enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar Laws and general equitable principles. Notwithstanding anything contained in Section 10.2, DKL’s obligations under this Section 10.18 shall not be assignable to any other Person without the prior written consent of Seller, and any attempted assignment without such consent shall be null and void and of no force and effect.

(c) DKL’s obligations under this Section 10.18 shall survive until the date that is ten (10) Business Days after determination of the Adjustment Amount set forth on the Final Adjustment Certificate.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:

H2O Midstream Holdings, LLC

By:	/s/ James Summers
Name: James Summers
Title: CEO

[Signature Page to Purchase and Sale Agreement]

BUYER:

DKL Neptune Recycling, LLC

By:	/s/ Odely Sakazi
Name: Odely Sakazi
Title: Senior Vice President

By:	/s/ Mark Hobbs
Name: Mark Hobbs
Title: Executive Vice President, Corporate Development

[Signature Page to Purchase and Sale Agreement]

DKL:

Delek Logistics Partners, LP, solely for purposes of Section 2.2, Section 2.3(c), Section 6.9(g) and Section 10.18

By:	DKL Logistics GP, LLC General Partner

By:	/s/ Reuven Spiegel
Name: Reuven Spiegel
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]